DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                    Dynegy Mktg      Dynegy Energy     NGC Storage,
                                                                                     and Trade       Services, Inc.        Inc.
                                                                                       20001            20008             20011
                                                                                    -----------------------------------------------
Revenues                                                                            $ 5,844,344       $     1,765       $        --
Costs                                                                                 5,777,625                --                --
                                                                                    -----------------------------------------------
     Operating margin                                                                    66,719             1,765                --
G&A                                                                                      51,955                --                --
Depreciation & Amortization                                                              22,010                --                --
                                                                                    -----------------------------------------------
     Operating income                                                                    (7,246)            1,765                --
Equity Earnings                                                                            (543)           (5,437)               --
Interest Expense                                                                        (27,682)               --                --
Other Income                                                                              2,240            12,331                --
Other Expense                                                                           (23,208)               (0)               --
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                  (56,439)            8,658                --
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $   (56,439)      $     8,658       $        --
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                    Dynegy Mktg      Dynegy Energy     NGC Storage,
                                                                                     and Trade       Services, Inc.        Inc.
                                                                                       20001            20008             20011
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                    (27,984)            1,533           (15,176)

Net Income                                                                              (56,439)            8,658                --

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $   (84,423)      $    10,191       $   (15,176)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                    Dynegy Mktg      Dynegy Energy     NGC Storage,
                                                                                     and Trade       Services, Inc.        Inc.
                                                                                       20001            20008             20011
                                                                                    -----------------------------------------------
                                     Assets
Current Assets
Cash and Cash Equivalents                                                                   (71)               --                --
Accounts Receivable                                                                     967,506                 5                --
Inventory                                                                               127,775                --                --
Risk Management Assets                                                                  153,388                --                --
Prepaids & Other Assets                                                                  26,361            14,996                --
                                                                                    -----------------------------------------------
     Total Current Assets                                                             1,274,958            15,002                --
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                             148,969                --                --
Accumulated DD&A                                                                        (28,926)               --                --
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                  120,042                --                --
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                             97,443                --                --
Investment-Unconsolidated Subs                                                            2,463              (697)                0
Noncurrent Risk Mgmt Assets                                                             162,569                --                --
Other Long Term Assets                                                                  124,355             1,093                --
                                                                                    -----------------------------------------------
     Net Other Assets                                                                   386,830               396                 0
                                                                                    -----------------------------------------------
Total Assets                                                                          1,781,831            15,398                 0
                                                                                    ===============================================

                            Liabilities And Equity
Current Liabilities
Accounts Payable                                                                        873,357                --                --
Intercompany Due To/From                                                                135,716             3,795            14,390
Other Accrued Liabilities                                                                59,328               973                --
Risk Management Liabilities                                                             167,405                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                        1,235,807             4,768            14,390
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                          300,000                --                --
Noncur Risk Mgmt Liabilities                                                             80,211                --                --
Deferred Income Taxes-Noncur                                                                 (4)               --                (1)
Other Long Term Liab. Detail                                                            112,475               438               786
                                                                                    -----------------------------------------------
     Total Liabilities                                                                1,728,490             5,206            15,175
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                 --                --                --
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                    137,764                 1                 1
Retained Earnings                                                                       (84,423)           10,191           (15,176)
                                                                                    -----------------------------------------------
     Total Equity                                                                        53,341            10,192           (15,175)
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                            1,781,831            15,398                 0
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)

                                                                                    -----------------------------------------------
                                                                                    Dynegy Power                       Dynegy
                                                                                    Marketing, Inc    NIPC, Inc.    Midstream, Inc.
                                                                                        21001           10002           30001
                                                                                    -----------------------------------------------
Revenues                                                                            $ 2,300,727       $        --       $        --
Costs                                                                                 2,218,847                --                --
                                                                                    -----------------------------------------------
     Operating margin                                                                    81,881                --                --
G&A                                                                                      31,176                --                --
Depreciation & Amortization                                                                 810                --                --
                                                                                    -----------------------------------------------
     Operating income                                                                    49,895                --                --
Equity Earnings                                                                             659                --                --
Interest Expense                                                                         (2,806)            2,654                --
Other Income                                                                                464                --                --
Other Expense                                                                            (1,218)                0                --
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                   46,994             2,654                --
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $    46,994       $     2,654       $        --
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                    Dynegy Power                       Dynegy
                                                                                    Marketing, Inc    NIPC, Inc.    Midstream, Inc.
                                                                                        21001           10002           30001
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                     11,491             6,510                --

Net Income                                                                               46,994             2,654                --

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $    58,484       $     9,164       $        --
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)

                                                                                    -----------------------------------------------
                                                                                    Dynegy Power                       Dynegy
                                                                                    Marketing, Inc    NIPC, Inc.    Midstream, Inc.
                                                                                        21001           10002           30001
                                                                                    -----------------------------------------------
                                    Assets
Current Assets
Cash and Cash Equivalents                                                                  (796)               --                --
Accounts Receivable                                                                     129,476                --                --
Inventory                                                                                 3,610                --                --
Risk Management Assets                                                                  159,132                --                --
Prepaids & Other Assets                                                                    (416)               --                --
                                                                                    -----------------------------------------------
     Total Current Assets                                                               291,008                --                --
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                                  --                --               (86)
Accumulated DD&A                                                                             --                --                --
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                       --                --               (86)
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                                 --                --                --
Investment-Unconsolidated Subs                                                            4,153                --                --
Noncurrent Risk Mgmt Assets                                                             252,611                --                --
Other Long Term Assets                                                                   22,360            40,145                --
                                                                                    -----------------------------------------------
     Net Other Assets                                                                   279,124            40,145                --
                                                                                    -----------------------------------------------
Total Assets                                                                            570,132            40,145               (86)
                                                                                    ===============================================

                            Liabilities And Equity
Current Liabilities
Accounts Payable                                                                        108,656                 2                --
Intercompany Due To/From                                                                  6,864             1,114               (86)
Other Accrued Liabilities                                                                   368               276                --
Risk Management Liabilities                                                             123,813                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                          239,701             1,392               (86)
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                           33,414                --                --
Noncur Risk Mgmt Liabilities                                                            223,586                --                --
Deferred Income Taxes-Noncur                                                               (212)               --                --
Other Long Term Liab. Detail                                                             15,158            29,326                --
                                                                                    -----------------------------------------------
     Total Liabilities                                                                  511,647            30,718               (86)
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                 --                --                --
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                          1               263                --
Retained Earnings                                                                        58,484             9,164                --
                                                                                    -----------------------------------------------
     Total Equity                                                                        58,485             9,427                --
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                              570,132            40,145               (86)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                       Dynegy                        Dynegy O'Keene
                                                                                     Midstream          Dynegy          Gathering
                                                                                    Services, L.P.    Energy, Inc.       Company
                                                                                         30003           30005            30007
                                                                                    -----------------------------------------------
Revenues                                                                            $ 3,402,578       $        --       $        66
Costs                                                                                 3,225,622                --                80
                                                                                    -----------------------------------------------
     Operating margin                                                                   176,956                --               (14)
G&A                                                                                      54,933                 3                45
Depreciation & Amortization                                                              62,507                --               155
                                                                                    -----------------------------------------------
     Operating income                                                                    59,516                (3)             (214)
Equity Earnings                                                                          12,601                --                --
Interest Expense                                                                         (9,731)               --                --
Other Income                                                                              5,385                --                --
Other Expense                                                                            (4,788)               --                --
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                   62,983                (3)             (214)
Income Tax Provision                                                                          0                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $    62,982       $        (3)      $      (214)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                       Dynegy                        Dynegy O'Keene
                                                                                     Midstream          Dynegy          Gathering
                                                                                    Services, L.P.    Energy, Inc.       Company
                                                                                         30003           30005            30007
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                    (32,553)            7,242               997

Net Income                                                                               62,982                (3)             (214)

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $    30,429       $     7,239       $       783
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                       Dynegy                        Dynegy O'Keene
                                                                                     Midstream          Dynegy          Gathering
                                                                                    Services, L.P.    Energy, Inc.       Company
                                                                                         30003           30005            30007
                                                                                    -----------------------------------------------
                                            Assets
Current Assets
Cash and Cash Equivalents                                                               (16,220)               --                --
Accounts Receivable                                                                     283,159                 0                30
Inventory                                                                                78,205                --                --
Risk Management Assets                                                                      (72)               --                --
Prepaids & Other Assets                                                                   2,819                --                --
                                                                                    -----------------------------------------------
     Total Current Assets                                                               347,892                 0                30
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                           1,238,570                (0)            4,266
Accumulated DD&A                                                                       (337,466)               --              (453)
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                  901,104                (0)            3,814
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                            233,887            18,607                --
Investment-Unconsolidated Subs                                                          141,154                --                --
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                  165,866                --                --
                                                                                    -----------------------------------------------
     Net Other Assets                                                                   540,907            18,607                --
                                                                                    -----------------------------------------------
Total Assets                                                                          1,789,903            18,607             3,844
                                                                                    ===============================================

                                    Liabilities And Equity
Current Liabilities
Accounts Payable                                                                        250,281                 1                --
Intercompany Due To/From                                                                241,590            (2,669)            3,017
Other Accrued Liabilities                                                                43,672                50                44
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                          535,543            (2,618)            3,061
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                          162,888                --                --
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                            269,899             1,972                --
Other Long Term Liab. Detail                                                             39,045                --                --
                                                                                    -----------------------------------------------
     Total Liabilities                                                                1,007,375              (646)            3,061
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                 --                --                --
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                    752,099            12,014                --
Retained Earnings                                                                        30,429             7,239               783
                                                                                    -----------------------------------------------
     Total Equity                                                                       782,528            19,253               783
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                            1,789,903            18,607             3,844
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                                         Dynegy
                                                                                                     Versado Gas        Arkansas
                                                                                     DMS LP, Inc.   Processors, LLC  Gathering, Inc
                                                                                        30008            30076            30090
                                                                                    -----------------------------------------------
Revenues                                                                            $        --       $   166,087       $        --
Costs                                                                                        28           131,548                 0
                                                                                    -----------------------------------------------
     Operating margin                                                                       (28)           34,539                (0)
G&A                                                                                          --                (3)               --
Depreciation & Amortization                                                               1,894            12,243                --
                                                                                    -----------------------------------------------
     Operating income                                                                    (1,922)           22,299                (0)
Equity Earnings                                                                           5,017                --                --
Interest Expense                                                                             --                --                --
Other Income                                                                                (22)            1,123                 0
Other Expense                                                                               (76)           (8,681)               --
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                    2,997            14,742                 0
Income Tax Provision                                                                         --                --                 1
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $     2,997       $    14,742       $        (0)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                                         Dynegy
                                                                                                     Versado Gas        Arkansas
                                                                                     DMS LP, Inc.   Processors, LLC  Gathering, Inc
                                                                                        30008            30076            30090
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                      3,392             1,059                97

Net Income                                                                                2,997            14,742                (0)

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $     6,390       $    15,801       $        96
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                                         Dynegy
                                                                                                     Versado Gas        Arkansas
                                                                                     DMS LP, Inc.   Processors, LLC  Gathering, Inc
                                                                                        30008            30076            30090
                                                                                    -----------------------------------------------
                                            Assets
Current Assets
Cash and Cash Equivalents                                                                     3            21,726                --
Accounts Receivable                                                                        (258)            4,013                --
Inventory                                                                                    --                --                --
Risk Management Assets                                                                       --                --                --
Prepaids & Other Assets                                                                      --                (0)               --
                                                                                    -----------------------------------------------
     Total Current Assets                                                                  (255)           25,740                --
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                                   1           271,187                --
Accumulated DD&A                                                                             (3)          (49,738)               --
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                       (2)          221,449                --
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                             (8,840)               --             1,837
Investment-Unconsolidated Subs                                                           43,821                --                --
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                       --                --             5,000
                                                                                    -----------------------------------------------
     Net Other Assets                                                                    34,980                --             6,837
                                                                                    -----------------------------------------------
Total Assets                                                                             34,723           247,189             6,837
                                                                                    ===============================================

                                    Liabilities And Equity
Current Liabilities
Accounts Payable                                                                            177             4,765                --
Intercompany Due To/From                                                                (28,783)          (15,429)            4,837
Other Accrued Liabilities                                                                  (337)            7,913                 4
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                          (28,943)           (2,752)            4,842
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                               --                --                --
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                             21,740                --               102
Other Long Term Liab. Detail                                                             (4,346)           92,549                --
                                                                                    -----------------------------------------------
     Total Liabilities                                                                  (11,550)           89,797             4,944
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                 --                --                 0
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                     39,883           141,591             1,796
Retained Earnings                                                                         6,390            15,801                96
                                                                                    -----------------------------------------------
     Total Equity                                                                        46,273           157,391             1,893
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                               34,723           247,189             6,837
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                       Dynegy NGL
                                                                                      Cedar Bayou       Pipeline       Dynegy LPG
                                                                                    Fractionators, LP    Company      Services, Inc
                                                                                          31002           31090           32002
                                                                                    -----------------------------------------------
Revenues                                                                            $    53,902       $     5,385       $        --
Costs                                                                                    33,426             1,225               131
                                                                                    -----------------------------------------------
     Operating margin                                                                    20,476             4,160              (131)
G&A                                                                                          --               295                22
Depreciation & Amortization                                                               4,500             1,220               369
                                                                                    -----------------------------------------------
     Operating income                                                                    15,976             2,645              (522)
Equity Earnings                                                                              --                --                --
Interest Expense                                                                             --                --                --
Other Income                                                                                808              (422)               --
Other Expense                                                                            (1,943)               (1)               (3)
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                   14,841             2,222              (525)
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $    14,841       $     2,222       $      (525)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                       Dynegy NGL
                                                                                      Cedar Bayou       Pipeline       Dynegy LPG
                                                                                    Fractionators, LP    Company      Services, Inc
                                                                                          31002           31090           32002
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                        (29)            4,334              (927)

Net Income                                                                               14,841             2,222              (525)

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $    14,812       $     6,556       $    (1,452)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                       Dynegy NGL
                                                                                      Cedar Bayou       Pipeline       Dynegy LPG
                                                                                    Fractionators, LP    Company      Services, Inc
                                                                                          31002           31090           32002
                                                                                    -----------------------------------------------
                                            Assets
Current Assets
Cash and Cash Equivalents                                                                 4,662                --                --
Accounts Receivable                                                                       2,197                 8                --
Inventory                                                                                    --                --                --
Risk Management Assets                                                                       --                --                --
Prepaids & Other Assets                                                                      (0)               40               (40)
                                                                                    -----------------------------------------------
     Total Current Assets                                                                 6,858                48               (40)
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                             125,758            58,430             2,418
Accumulated DD&A                                                                        (13,936)          (11,707)             (147)
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                  111,822            46,724             2,271
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                                 --                --                --
Investment-Unconsolidated Subs                                                          (16,398)               --                --
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                   16,398               400             4,642
                                                                                    -----------------------------------------------
     Net Other Assets                                                                        --               400             4,642
                                                                                    -----------------------------------------------
Total Assets                                                                            118,680            47,172             6,873
                                                                                    ===============================================

                                    Liabilities And Equity
Current Liabilities
Accounts Payable                                                                            983                 9                 1
Intercompany Due To/From                                                                 (2,691)           39,042             2,736
Other Accrued Liabilities                                                                 1,146               (78)             (513)
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                             (562)           38,973             2,225
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                               --                --                --
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                                 --               115                --
Other Long Term Liab. Detail                                                             14,339                --                --
                                                                                    -----------------------------------------------
     Total Liabilities                                                                   13,776            39,088             2,225
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                 --                 3             5,921
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                     90,093             1,525               179
Retained Earnings                                                                        14,812             6,556            (1,452)
                                                                                    -----------------------------------------------
     Total Equity                                                                       104,904             8,084             4,648
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                              118,680            47,172             6,873
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                       Dynegy          Dynegy
                                                                                     Regulated        Midstream           Dynegy
                                                                                    Holdings Inc.  Marketing Company     OPI, Inc.
                                                                                       33001            33003              33091
                                                                                    -----------------------------------------------
Revenues                                                                            $        --       $       559       $        --
Costs                                                                                        --               550                86
                                                                                    -----------------------------------------------
     Operating margin                                                                        --                 9               (86)
G&A                                                                                          --                24                --
Depreciation & Amortization                                                                  --                --               136
                                                                                    -----------------------------------------------
     Operating income                                                                        --               (15)             (222)
Equity Earnings                                                                              54                --                --
Interest Expense                                                                             --                --                --
Other Income                                                                                 --                --                 0
Other Expense                                                                                 0                (1)               (1)
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                       55               (16)             (223)
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $        55       $       (16)      $      (223)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                       Dynegy          Dynegy
                                                                                     Regulated        Midstream           Dynegy
                                                                                    Holdings Inc.  Marketing Company     OPI, Inc.
                                                                                       33001            33003              33091
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                        362           (13,925)           14,598

Net Income                                                                                   55               (16)             (223)

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $       417       $   (13,941)      $    14,376
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                       Dynegy          Dynegy
                                                                                     Regulated        Midstream           Dynegy
                                                                                    Holdings Inc.  Marketing Company     OPI, Inc.
                                                                                       33001            33003              33091
                                                                                    -----------------------------------------------
                                            Assets
Current Assets
Cash and Cash Equivalents                                                                    --                --                --
Accounts Receivable                                                                         (41)             (277)                2
Inventory                                                                                    --              (211)               --
Risk Management Assets                                                                       --                --                --
Prepaids & Other Assets                                                                      --                --                --
                                                                                    -----------------------------------------------
     Total Current Assets                                                                   (41)             (488)                2
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                                  --                --                 0
Accumulated DD&A                                                                             --                --               (20)
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                       --                --               (20)
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                             11,961                --                --
Investment-Unconsolidated Subs                                                              207                --                --
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                       --              (150)           27,169
                                                                                    -----------------------------------------------
     Net Other Assets                                                                    12,168              (150)           27,169
                                                                                    -----------------------------------------------
Total Assets                                                                             12,126              (639)           27,151
                                                                                    ===============================================

                                    Liabilities And Equity
Current Liabilities
Accounts Payable                                                                             --                24                (5)
Intercompany Due To/From                                                                (28,986)           15,325           (20,669)
Other Accrued Liabilities                                                                    --            (2,047)           (2,685)
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                          (28,986)           13,302           (23,359)
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                           25,000                --                --
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                                 --                --             3,612
Other Long Term Liab. Detail                                                                 --                --                (0)
                                                                                    -----------------------------------------------
     Total Liabilities                                                                   (3,986)           13,302           (19,747)
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                 --                 1                 1
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                     15,696                --            32,521
Retained Earnings                                                                           417           (13,941)           14,376
                                                                                    -----------------------------------------------
     Total Equity                                                                        16,113           (13,940)           46,898
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                               12,126              (639)           27,151
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                        Dynegy         Dynegy          Kansas Gas
                                                                                       Midstream    Intrastate Gas       Supply
                                                                                    Pipeline, Inc.    Supply, Inc.     Corporation
                                                                                         33092           33093            33094
                                                                                    -----------------------------------------------
Revenues                                                                            $     1,182       $       343       $    33,662
Costs                                                                                       287               203            31,501
                                                                                    -----------------------------------------------
     Operating margin                                                                       895               140             2,161
G&A                                                                                         117                39             2,129
Depreciation & Amortization                                                                  49                41             2,606
                                                                                    -----------------------------------------------
     Operating income                                                                       729                60            (2,574)
Equity Earnings                                                                              --                --                --
Interest Expense                                                                             --                --                --
Other Income                                                                                 --                --                 6
Other Expense                                                                                (6)               (0)             (139)
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                      723                60            (2,707)
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $       723       $        60       $    (2,707)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                        Dynegy         Dynegy          Kansas Gas
                                                                                       Midstream    Intrastate Gas       Supply
                                                                                    Pipeline, Inc.    Supply, Inc.     Corporation
                                                                                         33092           33093            33094
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                       (142)              372            (2,285)

Net Income                                                                                  723                60            (2,707)

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $       580       $       432       $    (4,993)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                        Dynegy         Dynegy          Kansas Gas
                                                                                       Midstream    Intrastate Gas       Supply
                                                                                    Pipeline, Inc.    Supply, Inc.     Corporation
                                                                                         33092           33093            33094
                                                                                    -----------------------------------------------
                                            Assets
Current Assets
Cash and Cash Equivalents                                                                    --                --              (666)
Accounts Receivable                                                                          45                40             2,836
Inventory                                                                                   187                --             1,363
Risk Management Assets                                                                       --                --                --
Prepaids & Other Assets                                                                      18                --                 0
                                                                                    -----------------------------------------------
     Total Current Assets                                                                   250                40             3,533
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                               2,117             2,965            66,912
Accumulated DD&A                                                                         (1,016)             (828)          (13,434)
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                    1,101             2,137            53,477
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                                 --                --                --
Investment-Unconsolidated Subs                                                               --                --                --
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                       --                --               930
                                                                                    -----------------------------------------------
     Net Other Assets                                                                        --                --               930
                                                                                    -----------------------------------------------
Total Assets                                                                              1,351             2,177            57,940
                                                                                    ===============================================

                                    Liabilities And Equity
Current Liabilities
Accounts Payable                                                                             --                (0)             (141)
Intercompany Due To/From                                                                    763             1,726            62,641
Other Accrued Liabilities                                                                    (5)               20              (436)
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                              758             1,745            62,063
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                               --                --                --
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                                 12                --                --
Other Long Term Liab. Detail                                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Liabilities                                                                      770             1,745            62,063
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                  1                 0                 0
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                         --                --               870
Retained Earnings                                                                           580               432            (4,993)
                                                                                    -----------------------------------------------
     Total Equity                                                                           581               432            (4,123)
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                                1,351             2,177            57,940
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                     Dynegy Global   Dynegy Global        NGC
                                                                                      Energy, Inc.    Liquids, Inc.  Columbia, Inc.
                                                                                        50001            50002           50006
                                                                                    -----------------------------------------------
Revenues                                                                            $        --       $   642,526       $        --
Costs                                                                                        --           635,513                --
                                                                                    -----------------------------------------------
     Operating margin                                                                        --             7,013                --
G&A                                                                                          --             5,622                --
Depreciation & Amortization                                                                  --                --                --
                                                                                    -----------------------------------------------
     Operating income                                                                        --             1,391                --
Equity Earnings                                                                              --                --                --
Interest Expense                                                                             --                --                --
Other Income                                                                                  0                (2)               --
Other Expense                                                                                 7               (35)               (0)
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                        7             1,354                (0)
Income Tax Provision                                                                     (1,019)               --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $     1,026       $     1,354       $        (0)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                     Dynegy Global   Dynegy Global        NGC
                                                                                      Energy, Inc.    Liquids, Inc.  Columbia, Inc.
                                                                                        50001            50002           50006
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                     (1,365)            8,359              (260)

Net Income                                                                                1,026             1,354                (0)

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $      (339)      $     9,713       $      (260)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                     Dynegy Global   Dynegy Global        NGC
                                                                                      Energy, Inc.    Liquids, Inc.  Columbia, Inc.
                                                                                        50001            50002           50006
                                                                                    -----------------------------------------------
                                            Assets
Current Assets
Cash and Cash Equivalents                                                                    --                --                --
Accounts Receivable                                                                          --           121,377                --
Inventory                                                                                    --                --                --
Risk Management Assets                                                                       --                --                --
Prepaids & Other Assets                                                                      --             9,524                --
                                                                                    -----------------------------------------------
     Total Current Assets                                                                    --           130,900                --
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                                  --                --                 0
Accumulated DD&A                                                                             --                --                --
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                       --                --                 0
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                             (8,794)               --                --
Investment-Unconsolidated Subs                                                                7                --                --
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                   27,491                --                --
                                                                                    -----------------------------------------------
     Net Other Assets                                                                    18,703                --                --
                                                                                    -----------------------------------------------
Total Assets                                                                             18,703           130,900                 0
                                                                                    ===============================================

                                    Liabilities And Equity
Current Liabilities
Accounts Payable                                                                             39           108,087                 0
Intercompany Due To/From                                                                 19,003            11,250               260
Other Accrued Liabilities                                                                    --             1,851                --
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                           19,042           121,188               260
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                               --                --                --
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                                 --                --                --
Other Long Term Liab. Detail                                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Liabilities                                                                   19,042           121,188               260
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                 --                --                --
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                         --                --                --
Retained Earnings                                                                          (339)            9,713              (260)
                                                                                    -----------------------------------------------
     Total Equity                                                                          (339)            9,713              (260)
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                               18,703           130,900                 0
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                                     Dynegy Crude
                                                                                      3020372 Nova    3020373 Nova   Gathering and
                                                                                     Scotia Company Scotia Company  Marketing, Inc.
                                                                                         50013            50014           40001
                                                                                    -----------------------------------------------
Revenues                                                                            $        --       $        --       $ 2,383,498
Costs                                                                                        --                --         2,385,117
                                                                                    -----------------------------------------------
     Operating margin                                                                        --                --            (1,619)
G&A                                                                                          --                --             3,499
Depreciation & Amortization                                                                  --                --                49
                                                                                    -----------------------------------------------
     Operating income                                                                        --                --            (5,167)
Equity Earnings                                                                              --                --                --
Interest Expense                                                                             --                --              (173)
Other Income                                                                                 --                --                 2
Other Expense                                                                                --                --               (18)
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                       --                --            (5,356)
Income Tax Provision                                                                         --                --             2,035
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $        --       $        --       $    (7,391)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                                     Dynegy Crude
                                                                                      3020372 Nova    3020373 Nova   Gathering and
                                                                                     Scotia Company Scotia Company  Marketing, Inc.
                                                                                         50013            50014           40001
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                       (228)               --               846

Net Income                                                                                   --                --            (7,391)

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $      (228)      $        --       $    (6,545)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                                     Dynegy Crude
                                                                                      3020372 Nova    3020373 Nova   Gathering and
                                                                                     Scotia Company Scotia Company  Marketing, Inc.
                                                                                         50013            50014           40001
                                                                                    -----------------------------------------------
                                            Assets
Current Assets
Cash and Cash Equivalents                                                               (39,642)               --             9,958
Accounts Receivable                                                                          --                --           213,428
Inventory                                                                                    --                --            (1,038)
Risk Management Assets                                                                       --                --             1,941
Prepaids & Other Assets                                                                      --                --             3,655
                                                                                    -----------------------------------------------
     Total Current Assets                                                               (39,642)               --           227,945
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                                  --                --             6,640
Accumulated DD&A                                                                             --                --              (102)
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                       --                --             6,539
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                             40,000                40             8,336
Investment-Unconsolidated Subs                                                               --                --                --
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                       --                --               (42)
                                                                                    -----------------------------------------------
     Net Other Assets                                                                    40,000                40             8,294
                                                                                    -----------------------------------------------
Total Assets                                                                                358                40           242,778
                                                                                    ===============================================

                                    Liabilities And Equity
Current Liabilities
Accounts Payable                                                                             --                --           207,088
Intercompany Due To/From                                                                (40,000)               --            36,329
Other Accrued Liabilities                                                                   228                --             2,504
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                             25,358                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                          (14,414)               --           245,921
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                           14,642                --             2,503
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                                 --                --                 2
Other Long Term Liab. Detail                                                                 --                --              (196)
                                                                                    -----------------------------------------------
     Total Liabilities                                                                      228                --           248,229
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                 --                --                --
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                        358                40             1,093
Retained Earnings                                                                          (228)               --            (6,545)
                                                                                    -----------------------------------------------
     Total Equity                                                                           130                40            (5,452)
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                                  358                40           242,778
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                  --------------
                                                                   Dynegy Crude
                                                                    Gathering
                                                                  Services, Inc.
                                                                       40003
                                                                  --------------
Revenues                                                          $     635,600
Costs                                                                   620,803
                                                                  --------------
     Operating margin                                                    14,798
G&A                                                                       3,032
Depreciation & Amortization                                               1,358
                                                                  --------------
     Operating income                                                    10,408
Equity Earnings                                                              --
Interest Expense                                                           (676)
Other Income                                                                 84
Other Expense                                                              (214)
Minority In the Income of Sub                                                --
Income (loss) before income
taxes                                                                      9,602
Income Tax Provision                                                         --
                                                                  --------------
     Net Income (loss)                                            $       9,602
                                                                  ==============

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                  --------------
                                                                   Dynegy Crude
                                                                    Gathering
                                                                  Services, Inc.
                                                                       40003
                                                                  --------------
Retained Earnings, Beginning of Year                                    (14,190)

Net Income                                                                9,602

Cash Dividends Declared
                                                                  --------------

Retained Earnings, End of Year                                    $      (4,588)
                                                                  ==============

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                  --------------
                                                                   Dynegy Crude
                                                                    Gathering
                                                                  Services, Inc.
                                                                       40003
                                                                  --------------
                                     Assets
Current Assets
Cash and Cash Equivalents                                                  (269)
Accounts Receivable                                                         220
Inventory                                                                11,790
Risk Management Assets                                                       --
Prepaids & Other Assets                                                       7
                                                                    -----------
     Total Current Assets                                                11,748
                                                                    -----------
Property, Plant and Equipment
Property, Plant & Equipment                                              39,459
Accumulated DD&A                                                        (13,014)
                                                                    -----------
     Net Property, Plant and Equipment                                   26,444
                                                                    -----------
Other Assets
Investment-Consolidated Subs                                                 --
Investment-Unconsolidated Subs                                               --
Noncurrent Risk Mgmt Assets                                                  --
Other Long Term Assets                                                      800
                                                                    -----------
     Net Other Assets                                                       800
                                                                    -----------
Total Assets                                                             38,992
                                                                    ===========

                             Liabilities And Equity
Current Liabilities
Accounts Payable                                                            (24)
Intercompany Due To/From                                                 25,476
Other Accrued Liabilities                                                    38
Risk Management Liabilities                                                  --
Notes Payable and Current Portion Of LT Debt                                 --
                                                                    -----------
     Total Current Liabilities                                           25,490
                                                                    -----------
Long-Term Liabilities
Long Term Debt                                                            9,755
Noncur Risk Mgmt Liabilities                                                 --
Deferred Income Taxes-Noncur                                                 --
Other Long Term Liab. Detail                                                 --
                                                                    -----------
     Total Liabilities                                                   35,245
                                                                    -----------
Subordinated Capital                                                         --
Equity
Preferred Stock                                                              --
Common Stock                                                                 --
Treasury Stock                                                               --
Addl Paid in Capital                                                      8,336
Retained Earnings                                                        (4,588)
                                                                    -----------
     Total Equity                                                         3,748
                                                                    -----------
Total Liabilities & Equity                                               38,992
                                                                    ===========

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                    Dynegy Oil                        Dynegy Power
                                                                                     Pipeline        Dynegy Power     Management
                                                                                      Company            Corp.       Services, Inc.
                                                                                       40090             60001           60003
                                                                                    -----------------------------------------------
Revenues                                                                            $     1,096       $        --       $     2,634
Costs                                                                                       708                72              (217)
                                                                                    -----------------------------------------------
     Operating margin                                                                       388               (72)            2,851
G&A                                                                                         401            25,191                --
Depreciation & Amortization                                                                 443            15,522                --
                                                                                    -----------------------------------------------
     Operating income                                                                      (456)          (40,785)            2,851
Equity Earnings                                                                              --            16,144                --
Interest Expense                                                                             --           (35,109)               --
Other Income                                                                                189            11,333                --
Other Expense                                                                                 1             2,963                 4
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                     (266)          (45,454)            2,855
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $      (266)      $   (45,454)      $     2,855
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                    Dynegy Oil                        Dynegy Power
                                                                                     Pipeline        Dynegy Power     Management
                                                                                      Company            Corp.       Services, Inc.
                                                                                       40090             60001           60003
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                       (195)         (503,320)           14,330

Net Income                                                                                 (266)          (45,454)            2,855

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $      (461)      $  (548,773)      $    17,185
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                    Dynegy Oil                        Dynegy Power
                                                                                     Pipeline        Dynegy Power     Management
                                                                                      Company            Corp.       Services, Inc.
                                                                                       40090             60001           60003
                                                                                    -----------------------------------------------
                                             Assets
 Current Assets
 Cash and Cash Equivalents                                                                   (8)             (766)               --
 Accounts Receivable                                                                        105             5,282             1,015
 Inventory                                                                                   --                 0                --
 Risk Management Assets                                                                      --                --                --
 Prepaids & Other Assets                                                                   (407)           82,990               220
                                                                                    -----------------------------------------------
      Total Current Assets                                                                 (310)           87,507             1,234
                                                                                    -----------------------------------------------
 Property, Plant and Equipment
 Property, Plant & Equipment                                                              7,783           245,004                --
 Accumulated DD&A                                                                        (1,045)              (41)               --
                                                                                    -----------------------------------------------
      Net Property, Plant and Equipment                                                   6,737           244,963                --
                                                                                    -----------------------------------------------
 Other Assets
 Investment-Consolidated Subs                                                                --           148,003                --
 Investment-Unconsolidated Subs                                                              --           294,421            (1,435)
 Noncurrent Risk Mgmt Assets                                                                 --                --                --
 Other Long Term Assets                                                                      --           234,168                --
                                                                                    -----------------------------------------------
      Net Other Assets                                                                       --           676,592            (1,435)
                                                                                    -----------------------------------------------
 Total Assets                                                                             6,428         1,009,062              (201)
                                                                                    ===============================================

                                     Liabilities And Equity
 Current Liabilities
 Accounts Payable                                                                             6             7,814                --
 Intercompany Due To/From                                                                 6,802           849,307           (17,387)
 Other Accrued Liabilities                                                                   81            31,538                --
 Risk Management Liabilities                                                                 --                --                --
 Notes Payable and Current Portion Of LT Debt                                                --                --                --
                                                                                    -----------------------------------------------
      Total Current Liabilities                                                           6,889           888,659           (17,387)
                                                                                    -----------------------------------------------
 Long-Term Liabilities
 Long Term Debt                                                                              --           402,214                --
 Noncur Risk Mgmt Liabilities                                                                --                --                --
 Deferred Income Taxes-Noncur                                                                --             9,000                --
 Other Long Term Liab. Detail                                                                --            59,310                --
                                                                                    -----------------------------------------------
      Total Liabilities                                                                   6,889         1,359,182           (17,387)
                                                                                    -----------------------------------------------
 Subordinated Capital                                                                        --                --                --
 Equity
 Preferred Stock                                                                             --                --                --
 Common Stock                                                                                --           198,653                 1
 Treasury Stock                                                                              --                --                --
 Addl Paid in Capital                                                                        --                --                --
 Retained Earnings                                                                         (461)         (548,773)           17,185
                                                                                    -----------------------------------------------
      Total Equity                                                                         (461)         (350,120)           17,186
                                                                                    -----------------------------------------------
 Total Liabilities & Equity                                                               6,428         1,009,062              (201)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                                       Dynegy Power
                                                                                                         Delta         Investments,
                                                                                    HEP CoGen, Inc.    CoGen, Inc.         Inc.
                                                                                        60007             60009           60011
                                                                                    -----------------------------------------------
Revenues                                                                            $        --       $        --       $        --
Costs                                                                                        --                --                (8)
                                                                                    -----------------------------------------------
     Operating margin                                                                        --                --                 8
G&A                                                                                           0                --                --
Depreciation & Amortization                                                                  --                --                --
                                                                                    -----------------------------------------------
     Operating income                                                                        (0)               --                 8
Equity Earnings                                                                              --                --                --
Interest Expense                                                                             --                --                --
Other Income                                                                                 --                --               423
Other Expense                                                                                --                --               (68)
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                       (0)               --               363
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $        (0)      $        --       $       363
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                                       Dynegy Power
                                                                                                         Delta         Investments,
                                                                                    HEP CoGen, Inc.    CoGen, Inc.         Inc.
                                                                                        60007             60009           60011
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                     20,367           317,103               759

Net Income                                                                                   (0)               --               363

Cash Dividends Declared

                                                                                    -----------------------------------------------
Retained Earnings, End of Year                                                      $    20,367       $   317,103       $     1,121
                                                                                    ===============================================


DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                                       Dynegy Power
                                                                                                         Delta         Investments,
                                                                                    HEP CoGen, Inc.    CoGen, Inc.         Inc.
                                                                                        60007             60009           60011
                                                                                    -----------------------------------------------
                                            Assets
Current Assets
Cash and Cash Equivalents                                                                    --                --                --
Accounts Receivable                                                                          --                --                 0
Inventory                                                                                    --                --                --
Risk Management Assets                                                                       --                --                --
Prepaids & Other Assets                                                                      --                --                --
                                                                                    -----------------------------------------------
     Total Current Assets                                                                    --                --                 0
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                                  --                --                --
Accumulated DD&A                                                                             --                --                --
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                       --                --                --
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                                 --                 0                --
Investment-Unconsolidated Subs                                                               --                --                --
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                       --             5,015                --
                                                                                    -----------------------------------------------
     Net Other Assets                                                                        --             5,015                --
                                                                                    -----------------------------------------------
Total Assets                                                                                 --             5,015                 0
                                                                                    ===============================================

                                    Liabilities And Equity
Current Liabilities
Accounts Payable                                                                            169                 0                81
Intercompany Due To/From                                                                (20,538)         (330,927)           (1,221)
Other Accrued Liabilities                                                                    --                --                19
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                          (20,369)         (330,927)           (1,121)
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                               --                --                --
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                                 --                --                --
Other Long Term Liab. Detail                                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Liabilities                                                                  (20,369)         (330,927)           (1,121)
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                  2            18,839                 0
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                         --                --                --
Retained Earnings                                                                        20,367           317,103             1,121
                                                                                    -----------------------------------------------
     Total Equity                                                                        20,369           335,943             1,121
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                                   --             5,015                 0
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                                      Dynegy Gas
                                                                                      NFI, Inc.        DGPI, Inc.    Services, Inc.
                                                                                       60053              60054          60100
                                                                                    -----------------------------------------------
Revenues                                                                            $        --       $        --       $    62,931
Costs                                                                                        --                --            61,745
                                                                                    -----------------------------------------------
     Operating margin                                                                        --                --             1,186
G&A                                                                                          --                --                --
Depreciation & Amortization                                                                  --                --                --
                                                                                    -----------------------------------------------
     Operating income                                                                        --                --             1,186
Equity Earnings                                                                              --                --                --
Interest Expense                                                                             --              (131)               --
Other Income                                                                             21,870             6,337                 0
Other Expense                                                                                --           (15,978)           (5,417)
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                   21,870            (9,772)           (4,231)
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $    21,870       $    (9,772)      $    (4,231)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                                      Dynegy Gas
                                                                                      NFI, Inc.        DGPI, Inc.    Services, Inc.
                                                                                       60053              60054          60100
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                      4,979                --             5,175

Net Income                                                                               21,870            (9,772)           (4,231)

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $    26,848       $    (9,772)      $       944
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                                      Dynegy Gas
                                                                                      NFI, Inc.        DGPI, Inc.    Services, Inc.
                                                                                       60053              60054          60100
                                                                                    -----------------------------------------------
                                            Assets
Current Assets
Cash and Cash Equivalents                                                                    --                --                --
Accounts Receivable                                                                       8,645                --             5,516
Inventory                                                                                    --                --                --
Risk Management Assets                                                                       --                --                --
Prepaids & Other Assets                                                                      --                --               447
                                                                                    -----------------------------------------------
     Total Current Assets                                                                 8,645                --             5,963
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                                  --                --                --
Accumulated DD&A                                                                             --                --                --
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                       --                --                --
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                                 --                --                --
Investment-Unconsolidated Subs                                                               --                --                --
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                   63,258            78,810            (5,015)
                                                                                    -----------------------------------------------
     Net Other Assets                                                                    63,258            78,810            (5,015)
                                                                                    -----------------------------------------------
Total Assets                                                                             71,903            78,810               948
                                                                                    ===============================================

                                    Liabilities And Equity
Current Liabilities
Accounts Payable                                                                             --                --                 4
Intercompany Due To/From                                                                 21,986                --                --
Other Accrued Liabilities                                                                15,201               131                --
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                           37,188               131                 4
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                               --             6,087                --
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                                 --                --                --
Other Long Term Liab. Detail                                                              7,866            81,613                --
                                                                                    -----------------------------------------------
     Total Liabilities                                                                   45,054            87,832                 4
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                 --               750                 0
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                          1                --                --
Retained Earnings                                                                        26,848            (9,772)              944
                                                                                    -----------------------------------------------
     Total Equity                                                                        26,849            (9,022)              944
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                               71,903            78,810               948
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                     Dynegy Power    Dynegy Power      CoGen Power,
                                                                                    Services, Inc.  Holding's, Inc.        Inc.
                                                                                         60101           60200            60201
                                                                                    -----------------------------------------------
Revenues                                                                            $        --       $        --       $        --
Costs                                                                                        --                 0                --
                                                                                    -----------------------------------------------
     Operating margin                                                                        --                (0)               --
G&A                                                                                          --                --                --
Depreciation & Amortization                                                                  --                --                --
                                                                                    -----------------------------------------------
     Operating income                                                                        --                (0)               --
Equity Earnings                                                                              --               154                --
Interest Expense                                                                             --                --                --
Other Income                                                                                 --             1,031                --
Other Expense                                                                               (12)               (0)               (0)
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                      (12)            1,185                (0)
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $       (12)      $     1,185       $        (0)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                     Dynegy Power    Dynegy Power      CoGen Power,
                                                                                    Services, Inc.  Holding's, Inc.        Inc.
                                                                                         60101           60200            60201
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                     13,298            94,417           (18,605)

Net Income                                                                                  (12)            1,185                (0)

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $    13,286       $    95,602       $   (18,605)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                     Dynegy Power    Dynegy Power      CoGen Power,
                                                                                    Services, Inc.  Holding's, Inc.        Inc.
                                                                                         60101           60200            60201
                                                                                    -----------------------------------------------
                                            Assets
Current Assets
Cash and Cash Equivalents                                                                    --                --                --
Accounts Receivable                                                                          --                --                --
Inventory                                                                                    --                --                --
Risk Management Assets                                                                       --                --                --
Prepaids & Other Assets                                                                      --                --                --
                                                                                    -----------------------------------------------
     Total Current Assets                                                                    --                --                --
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                                  --                --                --
Accumulated DD&A                                                                             --                --                --
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                       --                --                --
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                                 --           118,077            (3,590)
Investment-Unconsolidated Subs                                                               --             1,676                --
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                       --            10,745                --
                                                                                    -----------------------------------------------
     Net Other Assets                                                                        --           130,499            (3,590)
                                                                                    -----------------------------------------------
Total Assets                                                                                 --           130,499            (3,590)
                                                                                    ===============================================

                                    Liabilities And Equity
Current Liabilities
Accounts Payable                                                                             --                 0                 0
Intercompany Due To/From                                                                (13,286)           (4,252)            4,189
Other Accrued Liabilities                                                                    --                --                --
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                          (13,286)           (4,252)            4,189
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                               --                --             1,725
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                                 --                --                --
Other Long Term Liab. Detail                                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Liabilities                                                                  (13,286)           (4,252)            5,914
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                  0            28,106             9,101
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                         --            11,043                --
Retained Earnings                                                                        13,286            95,602           (18,605)
                                                                                    -----------------------------------------------
     Total Equity                                                                        13,286           134,751            (9,504)
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                                   --           130,499            (3,590)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                     Kern Front         Sierra          Double "C"
                                                                                     CoGen, Inc.      CoGen, Inc.       CoGen, Inc.
                                                                                       60202             60203            60204
                                                                                    -----------------------------------------------
Revenues                                                                            $       260       $       257       $       249
Costs                                                                                        52                49                45
                                                                                    -----------------------------------------------
     Operating margin                                                                       208               208               204
G&A                                                                                          --                --                --
Depreciation & Amortization                                                                  --                --                --
                                                                                    -----------------------------------------------
     Operating income                                                                       208               208               204
Equity Earnings                                                                             985               911               873
Interest Expense                                                                             --                --                --
Other Income                                                                                 --                --                --
Other Expense                                                                            (3,364)           (3,484)           (2,843)
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                   (2,172)           (2,365)           (1,766)
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $    (2,172)      $    (2,365)      $    (1,766)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                     Kern Front         Sierra          Double "C"
                                                                                     CoGen, Inc.      CoGen, Inc.       CoGen, Inc.
                                                                                       60202             60203            60204
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                      9,747            10,173             9,437

Net Income                                                                               (2,172)           (2,365)           (1,766)

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $     7,575       $     7,807       $     7,671
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                     Kern Front         Sierra          Double "C"
                                                                                     CoGen, Inc.      CoGen, Inc.       CoGen, Inc.
                                                                                       60202             60203            60204
                                                                                    -----------------------------------------------
                                            Assets
Current Assets
Cash and Cash Equivalents                                                                    --                --                --
Accounts Receivable                                                                         115               117               226
Inventory                                                                                    --                --                --
Risk Management Assets                                                                       --                --                --
Prepaids & Other Assets                                                                      --                --                --
                                                                                    -----------------------------------------------
     Total Current Assets                                                                   115               117               226
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                                  --                --                --
Accumulated DD&A                                                                             --                --                --
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                       --                --                --
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                              3,711             3,827             3,704
Investment-Unconsolidated Subs                                                            3,749             3,865             3,741
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                       --                --                --
                                                                                    -----------------------------------------------
     Net Other Assets                                                                     7,461             7,692             7,445
                                                                                    -----------------------------------------------
Total Assets                                                                              7,576             7,808             7,672
                                                                                    ===============================================

                                    Liabilities And Equity
Current Liabilities
Accounts Payable                                                                             --                --                --
Intercompany Due To/From                                                                     --                --                --
Other Accrued Liabilities                                                                    --                --                --
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                               --                --                --
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                               --                --                --
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                                 --                --                --
Other Long Term Liab. Detail                                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Liabilities                                                                       --                --                --
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                  1                 1                 1
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                         --                --                --
Retained Earnings                                                                         7,575             7,807             7,671
                                                                                    -----------------------------------------------
     Total Equity                                                                         7,576             7,808             7,672
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                                7,576             7,808             7,672
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                       Corona
                                                                                       Energy        Chalk Cliff      Bear Mountain
                                                                                     Corporation      CoGen, Inc.      CoGen, Inc.
                                                                                        60205           60206             60207
                                                                                    -----------------------------------------------
Revenues                                                                            $       182       $        --       $       387
Costs                                                                                        35                11                 3
                                                                                    -----------------------------------------------
     Operating margin                                                                       147               (11)              384
G&A                                                                                          --                --                --
Depreciation & Amortization                                                                  --                --                --
                                                                                    -----------------------------------------------
     Operating income                                                                       147               (11)              384
Equity Earnings                                                                             470                --                 6
Interest Expense                                                                             --                --                --
Other Income                                                                                 --                --                --
Other Expense                                                                              (110)           (2,340)           (1,512)
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                      507            (2,350)           (1,122)
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $       507       $    (2,350)      $    (1,122)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                       Corona
                                                                                       Energy        Chalk Cliff      Bear Mountain
                                                                                     Corporation      CoGen, Inc.      CoGen, Inc.
                                                                                        60205           60206             60207
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                      4,975             3,871             1,555

Net Income                                                                                  507            (2,350)           (1,122)

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $     5,482       $     1,520       $       433
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                       Corona
                                                                                       Energy        Chalk Cliff      Bear Mountain
                                                                                     Corporation      CoGen, Inc.      CoGen, Inc.
                                                                                        60205           60206             60207
                                                                                    -----------------------------------------------
                                            Assets
Current Assets
Cash and Cash Equivalents                                                                    --                --                --
Accounts Receivable                                                                         366               426                --
Inventory                                                                                    --                --                --
Risk Management Assets                                                                       --                --                --
Prepaids & Other Assets                                                                      --               143               192
                                                                                    -----------------------------------------------
     Total Current Assets                                                                   366               569               192
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                                  --                --                --
Accumulated DD&A                                                                             --                --                --
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                       --                --                --
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                                 --               953               243
Investment-Unconsolidated Subs                                                            5,117                --                --
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                       --                --                --
                                                                                    -----------------------------------------------
     Net Other Assets                                                                     5,117               953               243
                                                                                    -----------------------------------------------
Total Assets                                                                              5,483             1,521               434
                                                                                    ===============================================

                                    Liabilities And Equity
Current Liabilities
Accounts Payable                                                                             --                --                --
Intercompany Due To/From                                                                     --                --                --
Other Accrued Liabilities                                                                    --                --                --
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                               --                --                --
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                               --                --                --
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                                 --                --                --
Other Long Term Liab. Detail                                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Liabilities                                                                       --                --                --
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                  1                 1                 1
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                         --                --                --
Retained Earnings                                                                         5,482             1,520               433
                                                                                    -----------------------------------------------
     Total Equity                                                                         5,483             1,521               434
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                                5,483             1,521               434
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                    Brea Canyon        Live Oak       San Joaquin
                                                                                     CoGen, Inc.      CoGen, Inc.      CoGen, Inc.
                                                                                        60208            60209           60210
                                                                                    -----------------------------------------------
Revenues                                                                            $        --       $       462       $       273
Costs                                                                                        --                 4                 4
                                                                                    -----------------------------------------------
     Operating margin                                                                        --               458               269
G&A                                                                                          --                --                --
Depreciation & Amortization                                                                  --                --                --
                                                                                    -----------------------------------------------
     Operating income                                                                        --               458               269
Equity Earnings                                                                             665                14                --
Interest Expense                                                                             --                --                --
Other Income                                                                                 --                --                --
Other Expense                                                                             1,367            (2,878)           (2,065)
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                    2,032            (2,406)           (1,795)
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $     2,032       $    (2,406)      $    (1,795)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                    Brea Canyon        Live Oak       San Joaquin
                                                                                     CoGen, Inc.      CoGen, Inc.      CoGen, Inc.
                                                                                        60208            60209           60210
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                      3,939             2,753             2,981

Net Income                                                                                2,032            (2,406)           (1,795)

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $     5,971       $       347       $     1,186
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                    Brea Canyon        Live Oak       San Joaquin
                                                                                     CoGen, Inc.      CoGen, Inc.      CoGen, Inc.
                                                                                        60208            60209           60210
                                                                                    -----------------------------------------------
                                            Assets
Current Assets
Cash and Cash Equivalents                                                                    --                --                --
Accounts Receivable                                                                          --               226                --
Inventory                                                                                    --                --                --
Risk Management Assets                                                                       --                --                --
Prepaids & Other Assets                                                                      --                --               333
                                                                                    -----------------------------------------------
     Total Current Assets                                                                    --               226               333
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                                  --                --                --
Accumulated DD&A                                                                             --                --                --
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                       --                --                --
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                                 --                --             1,948
Investment-Unconsolidated Subs                                                            5,972               122                --
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                       --                --                --
                                                                                    -----------------------------------------------
     Net Other Assets                                                                     5,972               122             1,948
                                                                                    -----------------------------------------------
Total Assets                                                                              5,972               348             2,280
                                                                                    ===============================================

                                    Liabilities And Equity
Current Liabilities
Accounts Payable                                                                             (0)               --                --
Intercompany Due To/From                                                                     --                --                --
Other Accrued Liabilities                                                                    --                --                --
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                               (0)               --                --
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                               --                --                --
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                                 --                --                --
Other Long Term Liab. Detail                                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Liabilities                                                                       (0)               --                --
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                  1                 1                 1
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                         --                --             1,093
Retained Earnings                                                                         5,971               347             1,186
                                                                                    -----------------------------------------------
     Total Equity                                                                         5,972               348             2,280
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                                5,972               348             2,280
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                     CoGen Poso          BCC               SJC
                                                                                     Creek, Inc.      CoGen, Inc.       CoGen, Inc.
                                                                                       60211            60212              60213
                                                                                    -----------------------------------------------
Revenues                                                                            $        --       $        --       $        --
Costs                                                                                        --                --                --
                                                                                    -----------------------------------------------
     Operating margin                                                                        --                --                --
G&A                                                                                          --                --                --
Depreciation & Amortization                                                                  --                --                --
                                                                                    -----------------------------------------------
     Operating income                                                                        --                --                --
Equity Earnings                                                                              --             1,980                --
Interest Expense                                                                             --                --                --
Other Income                                                                                 --                --                74
Other Expense                                                                                 0            (7,995)           (3,438)
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                        0            (6,015)           (3,365)
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $         0       $    (6,015)      $    (3,365)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                     CoGen Poso          BCC               SJC
                                                                                     Creek, Inc.      CoGen, Inc.       CoGen, Inc.
                                                                                       60211            60212              60213
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                        112            11,044            23,863

Net Income                                                                                    0            (6,015)           (3,365)

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $       113       $     5,029       $    20,499
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                     CoGen Poso          BCC               SJC
                                                                                     Creek, Inc.      CoGen, Inc.       CoGen, Inc.
                                                                                       60211            60212              60213
                                                                                    -----------------------------------------------
                                            Assets
Current Assets
Cash and Cash Equivalents                                                                    --                --                --
Accounts Receivable                                                                          --                --             1,703
Inventory                                                                                    --                --                --
Risk Management Assets                                                                       --                --                --
Prepaids & Other Assets                                                                      --                --               (25)
                                                                                    -----------------------------------------------
     Total Current Assets                                                                    --                --             1,678
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                                  --                --                --
Accumulated DD&A                                                                             --                --                --
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                       --                --                --
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                                114                --            27,679
Investment-Unconsolidated Subs                                                               --             5,030                --
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                       --                --                --
                                                                                    -----------------------------------------------
     Net Other Assets                                                                       114             5,030            27,679
                                                                                    -----------------------------------------------
Total Assets                                                                                114             5,030            29,356
                                                                                    ===============================================

                                    Liabilities And Equity
Current Liabilities
Accounts Payable                                                                             --                --                (0)
Intercompany Due To/From                                                                     --                --                --
Other Accrued Liabilities                                                                    --                --                --
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                               --                --                (0)
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                               --                --                --
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                                 --                --                --
Other Long Term Liab. Detail                                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Liabilities                                                                       --                --                (0)
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                  1                 1                 1
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                         --                --             8,856
Retained Earnings                                                                           113             5,029            20,499
                                                                                    -----------------------------------------------
     Total Equity                                                                           114             5,030            29,356
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                                  114             5,030            29,356
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                     Oyster Creek          OCG
                                                                                    CC CoGen, Inc.     CoGen, Inc.      CoGen, Inc.
                                                                                       60214             60215            60216
                                                                                    -----------------------------------------------
Revenues                                                                            $        --       $        --       $        --
Costs                                                                                        --                --                --
                                                                                    -----------------------------------------------
     Operating margin                                                                        --                --                --
G&A                                                                                          --                --                --
Depreciation & Amortization                                                                  --                --                --
                                                                                    -----------------------------------------------
     Operating income                                                                        --                --                --
Equity Earnings                                                                           1,614             5,711               117
Interest Expense                                                                             --                --                --
Other Income                                                                                 --                --                --
Other Expense                                                                            (7,202)               --                --
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                   (5,588)            5,711               117
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $    (5,588)      $     5,711       $       117
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                     Oyster Creek          OCG
                                                                                    CC CoGen, Inc.     CoGen, Inc.      CoGen, Inc.
                                                                                       60214             60215            60216
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                     25,202             8,632               172

Net Income                                                                               (5,588)            5,711               117

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $    19,614       $    14,343       $       288
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                     Oyster Creek          OCG
                                                                                    CC CoGen, Inc.     CoGen, Inc.      CoGen, Inc.
                                                                                       60214             60215            60216
                                                                                    -----------------------------------------------
                                           Assets
Current Assets
Cash and Cash Equivalents                                                                    --                --                --
Accounts Receivable                                                                          --                --                --
Inventory                                                                                    --                --                --
Risk Management Assets                                                                       --                --                --
Prepaids & Other Assets                                                                      --                --                --
                                                                                    -----------------------------------------------
     Total Current Assets                                                                    --                --                --
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                                  --                --                --
Accumulated DD&A                                                                             --                --                --
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                       --                --                --
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                             19,615                --                --
Investment-Unconsolidated Subs                                                               --            22,379               457
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                       --                --                --
                                                                                    -----------------------------------------------
     Net Other Assets                                                                    19,615            22,379               457
                                                                                    -----------------------------------------------
Total Assets                                                                             19,615            22,379               457
                                                                                    ===============================================

                                   Liabilities And Equity
Current Liabilities
Accounts Payable                                                                             --                --                --
Intercompany Due To/From                                                                     --             8,035               168
Other Accrued Liabilities                                                                    --                --                --
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                               --             8,035               168
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                               --                --                --
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                                 --                --                --
Other Long Term Liab. Detail                                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Liabilities                                                                       --             8,035               168
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                  1                 0                 0
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                         --                --                --
Retained Earnings                                                                        19,614            14,343               288
                                                                                    -----------------------------------------------
     Total Equity                                                                        19,615            14,344               288
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                               19,615            22,379               457
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                                        Hartwell
                                                                                      Michigan        Michigan      Independent Pwr
                                                                                     CoGen, Inc.     Power, Inc.      Prod., Inc.
                                                                                        60219           60220            60221
                                                                                    -----------------------------------------------
Revenues                                                                            $        --       $        --       $        --
Costs                                                                                        --                --                --
                                                                                    -----------------------------------------------
     Operating margin                                                                        --                --                --
G&A                                                                                          --                --                --
Depreciation & Amortization                                                                  --                --                --
                                                                                    -----------------------------------------------
     Operating income                                                                        --                --                --
Equity Earnings                                                                           5,467               112                55
Interest Expense                                                                             --                --                --
Other Income                                                                                 --                --                --
Other Expense                                                                                --                --                --
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                    5,467               112                55
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $     5,467       $       112       $        55
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                                        Hartwell
                                                                                      Michigan        Michigan      Independent Pwr
                                                                                     CoGen, Inc.     Power, Inc.      Prod., Inc.
                                                                                        60219           60220            60221
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                      3,064             3,472               264

Net Income                                                                                5,467               112                55

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $     8,531       $     3,583       $       319
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                                        Hartwell
                                                                                      Michigan        Michigan      Independent Pwr
                                                                                     CoGen, Inc.     Power, Inc.      Prod., Inc.
                                                                                        60219           60220            60221
                                                                                    -----------------------------------------------
                                           Assets
Current Assets
Cash and Cash Equivalents                                                                    --                --                --
Accounts Receivable                                                                          --                --                --
Inventory                                                                                    --                --                --
Risk Management Assets                                                                       --                --                --
Prepaids & Other Assets                                                                      --                --                --
                                                                                    -----------------------------------------------
     Total Current Assets                                                                    --                --                --
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                                  --                --                --
Accumulated DD&A                                                                             --                --                --
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                       --                --                --
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                                 --                --                --
Investment-Unconsolidated Subs                                                            7,168               146               262
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                       --                --                --
                                                                                    -----------------------------------------------
     Net Other Assets                                                                     7,168               146               262
                                                                                    -----------------------------------------------
Total Assets                                                                              7,168               146               262
                                                                                    ===============================================

                                   Liabilities And Equity
Current Liabilities
Accounts Payable                                                                             --                --                --
Intercompany Due To/From                                                                 (1,364)           (3,437)              (57)
Other Accrued Liabilities                                                                    --                --                --
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                           (1,364)           (3,437)              (57)
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                               --                --                --
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                                 --                --                --
Other Long Term Liab. Detail                                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Liabilities                                                                   (1,364)           (3,437)              (57)
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                  0                 0                 0
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                         --                --                --
Retained Earnings                                                                         8,531             3,583               319
                                                                                    -----------------------------------------------
     Total Equity                                                                         8,531             3,583               319
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                                7,168               146               262
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                    Hart County      James River     Black Mountain
                                                                                      IPP, Inc.      Energy Corp.      CoGen, Inc.
                                                                                        60222           60223            60224
                                                                                    -----------------------------------------------
Revenues                                                                            $        --       $        --       $        --
Costs                                                                                        14                12                16
                                                                                    -----------------------------------------------
     Operating margin                                                                       (14)              (12)              (16)
G&A                                                                                          --                --                --
Depreciation & Amortization                                                                  --                --                --
                                                                                    -----------------------------------------------
     Operating income                                                                       (14)              (12)              (16)
Equity Earnings                                                                           2,690               649             3,387
Interest Expense                                                                             (7)               --                --
Other Income                                                                                 --                --                --
Other Expense                                                                                --                --                --
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                    2,670               637             3,372
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $     2,670       $       637       $     3,372
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                    Hart County      James River     Black Mountain
                                                                                      IPP, Inc.      Energy Corp.      CoGen, Inc.
                                                                                        60222           60223            60224
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                     13,017            10,166            12,852

Net Income                                                                                2,670               637             3,372

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $    15,687       $    10,803       $    16,224
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                    Hart County      James River     Black Mountain
                                                                                      IPP, Inc.      Energy Corp.      CoGen, Inc.
                                                                                        60222           60223            60224
                                                                                    -----------------------------------------------
                                           Assets
Current Assets
Cash and Cash Equivalents                                                                    --                --                --
Accounts Receivable                                                                          26                --                --
Inventory                                                                                    --                --                --
Risk Management Assets                                                                       --                --                --
Prepaids & Other Assets                                                                      --                 5                 3
                                                                                    -----------------------------------------------
     Total Current Assets                                                                    26                 5                 3
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                                  --                --                --
Accumulated DD&A                                                                             --                --                --
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                       --                --                --
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                                 --                --                --
Investment-Unconsolidated Subs                                                           12,850            11,395            15,558
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                       --                --                --
                                                                                    -----------------------------------------------
     Net Other Assets                                                                    12,850            11,395            15,558
                                                                                    -----------------------------------------------
Total Assets                                                                             12,876            11,401            15,561
                                                                                    ===============================================

                                   Liabilities And Equity
Current Liabilities
Accounts Payable                                                                             --                 0                --
Intercompany Due To/From                                                                 (2,811)              598              (663)
Other Accrued Liabilities                                                                    --                --                --
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                           (2,811)              598              (663)
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                               --                --                --
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                                 --                --                --
Other Long Term Liab. Detail                                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Liabilities                                                                   (2,811)              598              (663)
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                  0                 0                 0
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                         --                --                --
Retained Earnings                                                                        15,687            10,803            16,224
                                                                                    -----------------------------------------------
     Total Equity                                                                        15,687            10,803            16,224
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                               12,876            11,401            15,561
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                     Dry Creek       Sandy Creek      Port Arthur
                                                                                     Power, Inc.      Power, Inc.     CoGen, Inc.
                                                                                        60225            60226           60227
                                                                                    -----------------------------------------------
Revenues                                                                            $        --       $        --       $        --
Costs                                                                                        --                --                --
                                                                                    -----------------------------------------------
     Operating margin                                                                        --                --                --
G&A                                                                                          --                --                --
Depreciation & Amortization                                                                  --                --                --
                                                                                    -----------------------------------------------
     Operating income                                                                        --                --                --
Equity Earnings                                                                              --                --                --
Interest Expense                                                                             --                --                --
Other Income                                                                                 --                --                --
Other Expense                                                                                --               (21)               --
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                       --               (21)               --
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $        --       $       (21)      $        --
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                     Dry Creek       Sandy Creek      Port Arthur
                                                                                     Power, Inc.      Power, Inc.     CoGen, Inc.
                                                                                        60225            60226           60227
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                         (1)           13,704               (81)

Net Income                                                                                   --               (21)               --

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $        (1)      $    13,683       $       (81)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                     Dry Creek       Sandy Creek      Port Arthur
                                                                                     Power, Inc.      Power, Inc.     CoGen, Inc.
                                                                                        60225            60226           60227
                                                                                    -----------------------------------------------
                                           Assets
Current Assets
Cash and Cash Equivalents                                                                    --                --                --
Accounts Receivable                                                                          --                --                --
Inventory                                                                                    --                --                --
Risk Management Assets                                                                       --                --                --
Prepaids & Other Assets                                                                      --                --                --
                                                                                    -----------------------------------------------
     Total Current Assets                                                                    --                --                --
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                                  --                --                --
Accumulated DD&A                                                                             --                --                --
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                       --                --                --
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                                 --            24,507               675
Investment-Unconsolidated Subs                                                               --                --                --
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                       --                --                --
                                                                                    -----------------------------------------------
     Net Other Assets                                                                        --            24,507               675
                                                                                    -----------------------------------------------
Total Assets                                                                                 --            24,507               675
                                                                                    ===============================================

                                   Liabilities And Equity
Current Liabilities
Accounts Payable                                                                             --                --                --
Intercompany Due To/From                                                                      1                --               756
Other Accrued Liabilities                                                                    --                --                --
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                                1                --               756
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                               --                --                --
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                                 --                --                --
Other Long Term Liab. Detail                                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Liabilities                                                                        1                --               756
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                  0                 0                 0
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                         --            10,824                --
Retained Earnings                                                                            (1)           13,683               (81)
                                                                                    -----------------------------------------------
     Total Equity                                                                            (1)           24,507               (81)
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                                   --            24,507               675
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                     Bear Claw          Dynegy            BCC
                                                                                     CoGen, Inc.     Crockett, Inc.     Power, Inc.
                                                                                        60228            60229             60232
                                                                                    -----------------------------------------------
Revenues                                                                            $        --       $        --       $        --
Costs                                                                                        --                 3                --
                                                                                    -----------------------------------------------
     Operating margin                                                                        --                (3)               --
G&A                                                                                          --                --                --
Depreciation & Amortization                                                                  --                --                --
                                                                                    -----------------------------------------------
     Operating income                                                                        --                (3)               --
Equity Earnings                                                                             297             1,728                --
Interest Expense                                                                             --                --                --
Other Income                                                                                 --                --                --
Other Expense                                                                             3,748              (743)                8
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                    4,046               983                 8
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $     4,046       $       983       $         8
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                     Bear Claw          Dynegy            BCC
                                                                                     CoGen, Inc.     Crockett, Inc.     Power, Inc.
                                                                                        60228            60229             60232
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                      7,849             4,622                (0)

Net Income                                                                                4,046               983                 8

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $    11,895       $     5,605       $         8
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                     Bear Claw          Dynegy            BCC
                                                                                     CoGen, Inc.     Crockett, Inc.     Power, Inc.
                                                                                        60228            60229             60232
                                                                                    -----------------------------------------------
Current Assets
Cash and Cash Equivalents                                                                    --                 0                --
Accounts Receivable                                                                          --                --                --
Inventory                                                                                    --                --                --
Risk Management Assets                                                                       --                --                --
Prepaids & Other Assets                                                                      --                 1                --
                                                                                    -----------------------------------------------
     Total Current Assets                                                                    --                 1                --
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                                  --                --                --
Accumulated DD&A                                                                             --                --                --
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                       --                --                --
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                             11,895                --                --
Investment-Unconsolidated Subs                                                               --             5,604                 9
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                       --                --                --
                                                                                    -----------------------------------------------
     Net Other Assets                                                                    11,895             5,604                 9
                                                                                    -----------------------------------------------
Total Assets                                                                             11,895             5,605                 9
                                                                                    ===============================================

                                   Liabilities And Equity
Current Liabilities
Accounts Payable                                                                             --                --                --
Intercompany Due To/From                                                                     --                --                --
Other Accrued Liabilities                                                                    --                --                --
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                               --                --                --
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                               --                --                --
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                                 --                --                --
Other Long Term Liab. Detail                                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Liabilities                                                                       --                --                --
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                  0                 0                 1
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                         --                --                --
Retained Earnings                                                                        11,895             5,605                 8
                                                                                    -----------------------------------------------
     Total Equity                                                                        11,895             5,605                 9
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                               11,895             5,605                 9
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                         CC          Michigan
                                                                                    Cogeneration       Power            Hartwell
                                                                                       Company      Holdings, Inc.    Power Company
                                                                                        60233           60234             60235
                                                                                    -----------------------------------------------
Revenues                                                                            $        --       $        --       $        --
Costs                                                                                        --                --                --
                                                                                    -----------------------------------------------
     Operating margin                                                                        --                --                --
G&A                                                                                          --                --                --
Depreciation & Amortization                                                                  --                --                --
                                                                                    -----------------------------------------------
     Operating income                                                                        --                --                --
Equity Earnings                                                                              --                 1                --
Interest Expense                                                                             --                --                --
Other Income                                                                                 --                --                --
Other Expense                                                                                 9                --                --
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                        9                 1                --
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $         9       $         1       $        --
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                         CC          Michigan
                                                                                    Cogeneration       Power            Hartwell
                                                                                       Company      Holdings, Inc.    Power Company
                                                                                        60233           60234             60235
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                         --                 1                (0)

Net Income                                                                                    9                 1                --

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $         9       $         2       $        (0)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                         CC          Michigan
                                                                                    Cogeneration       Power            Hartwell
                                                                                       Company      Holdings, Inc.    Power Company
                                                                                        60233           60234             60235
                                                                                    -----------------------------------------------
                                           Assets
Current Assets
Cash and Cash Equivalents                                                                    --                --                --
Accounts Receivable                                                                          --                --                --
Inventory                                                                                    --                --                --
Risk Management Assets                                                                       --                --                --
Prepaids & Other Assets                                                                      --                --                --
                                                                                    -----------------------------------------------
     Total Current Assets                                                                    --                --                --
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                                  --                --                --
Accumulated DD&A                                                                             --                --                --
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                       --                --                --
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                                 10                --                --
Investment-Unconsolidated Subs                                                               --                10                10
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                       --                --                --
                                                                                    -----------------------------------------------
     Net Other Assets                                                                        10                10                10
                                                                                    -----------------------------------------------
Total Assets                                                                                 10                10                10
                                                                                    ===============================================

                                   Liabilities And Equity
Current Liabilities
Accounts Payable                                                                             --                --                --
Intercompany Due To/From                                                                     --                 7                 9
Other Accrued Liabilities                                                                    --                --                --
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                               --                 7                 9
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                               --                --                --
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                                 --                --                --
Other Long Term Liab. Detail                                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Liabilities                                                                       --                 7                 9
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                  1                 1                 1
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                         --                --                --
Retained Earnings                                                                             9                 2                (0)
                                                                                    -----------------------------------------------
     Total Equity                                                                            10                 3                 1
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                                   10                10                10
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                    Dynegy Dutch      Dominion
                                                                                    Holdings B.V.   CoGen CA, Inc.  CEC Prime, Inc.
                                                                                        60239           60240           60241
                                                                                    -----------------------------------------------
Revenues                                                                            $        --       $        --       $        --
Costs                                                                                        --                --                --
                                                                                    -----------------------------------------------
     Operating margin                                                                        --                --                --
G&A                                                                                          --                --                --
Depreciation & Amortization                                                                  --                --                --
                                                                                    -----------------------------------------------
     Operating income                                                                        --                --                --
Equity Earnings                                                                              --                --                --
Interest Expense                                                                             --                --                --
Other Income                                                                                 --                --                --
Other Expense                                                                                --             1,524                --
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                       --             1,524                --
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $        --       $     1,524       $        --
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                    Dynegy Dutch      Dominion
                                                                                    Holdings B.V.   CoGen CA, Inc.  CEC Prime, Inc.
                                                                                        60239           60240           60241
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                         (6)              283               (22)

Net Income                                                                                   --             1,524                --

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $        (6)      $     1,807       $       (22)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                    Dynegy Dutch      Dominion
                                                                                    Holdings B.V.   CoGen CA, Inc.  CEC Prime, Inc.
                                                                                        60239           60240           60241
                                                                                    -----------------------------------------------
                                           Assets
Current Assets
Cash and Cash Equivalents                                                                    20                --                --
Accounts Receivable                                                                          --                --                --
Inventory                                                                                    --                --                --
Risk Management Assets                                                                       --                --                --
Prepaids & Other Assets                                                                      --                --                --
                                                                                    -----------------------------------------------
     Total Current Assets                                                                    20                --                --
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                                  --                --                --
Accumulated DD&A                                                                             --                --                --
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                       --                --                --
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                                 --             2,900                --
Investment-Unconsolidated Subs                                                               --                --                --
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                       --                --                --
                                                                                    -----------------------------------------------
     Net Other Assets                                                                        --             2,900                --
                                                                                    -----------------------------------------------
Total Assets                                                                                 20             2,900                --
                                                                                    ===============================================

                                   Liabilities And Equity
Current Liabilities
Accounts Payable                                                                             --                --                --
Intercompany Due To/From                                                                     25                --                21
Other Accrued Liabilities                                                                    --                --                --
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                               25                --                21
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                               --                --                --
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                                 --                --                --
Other Long Term Liab. Detail                                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Liabilities                                                                       25                --                21
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                 --                --                 0
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                         --             1,093                --
Retained Earnings                                                                            (6)            1,807               (22)
                                                                                    -----------------------------------------------
     Total Equity                                                                            (6)            2,900               (21)
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                                   20             2,900                --
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                        Termo          Kern Front
                                                                                      Northway        Santander         Investment,
                                                                                     CoGen, Inc.    Holding, L.L.C.        L.P.
                                                                                        60242            60252            60300
                                                                                    -----------------------------------------------
Revenues                                                                            $        --       $    15,805       $        --
Costs                                                                                        --             5,184                --
                                                                                    -----------------------------------------------
     Operating margin                                                                        --            10,620                --
G&A                                                                                          --                10                --
Depreciation & Amortization                                                                  --            (6,305)               --
                                                                                    -----------------------------------------------
     Operating income                                                                        --            16,915                --
Equity Earnings                                                                              --                --               985
Interest Expense                                                                             --                --                --
Other Income                                                                                 --                 1                --
Other Expense                                                                                --                --            (1,225)
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                       --            16,916              (240)
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $        --       $    16,916       $      (240)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                        Termo          Kern Front
                                                                                      Northway        Santander         Investment,
                                                                                     CoGen, Inc.    Holding, L.L.C.        L.P.
                                                                                        60242            60252            60300
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                      1,815                 0               240

Net Income                                                                                   --            16,916              (240)

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $     1,815       $    16,916       $        (0)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                        Termo          Kern Front
                                                                                      Northway        Santander         Investment,
                                                                                     CoGen, Inc.    Holding, L.L.C.        L.P.
                                                                                        60242            60252            60300
                                                                                    -----------------------------------------------
                                           Assets
Current Assets
Cash and Cash Equivalents                                                                    --                 1                --
Accounts Receivable                                                                       1,663               858                --
Inventory                                                                                    --                --                --
Risk Management Assets                                                                       --                --                --
Prepaids & Other Assets                                                                      --           (77,450)               --
                                                                                    -----------------------------------------------
     Total Current Assets                                                                 1,663           (76,591)               --
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                                  --                --                --
Accumulated DD&A                                                                             --                --                --
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                       --                --                --
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                                 --                --                --
Investment-Unconsolidated Subs                                                               --            38,271             3,749
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                   34,871           (21,922)               --
                                                                                    -----------------------------------------------
     Net Other Assets                                                                    34,871            16,349             3,749
                                                                                    -----------------------------------------------
Total Assets                                                                             36,533           (60,242)            3,749
                                                                                    ===============================================

                                   Liabilities And Equity
Current Liabilities
Accounts Payable                                                                             --                --                --
Intercompany Due To/From                                                                 34,718           (69,429)                0
Other Accrued Liabilities                                                                    --                --                --
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                           34,718           (69,429)                0
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                               --                --                --
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                                 --           (51,130)               --
Other Long Term Liab. Detail                                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Liabilities                                                                   34,718          (120,558)                0
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                  1            43,400                --
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                         --                --             3,749
Retained Earnings                                                                         1,815            16,916                (0)
                                                                                    -----------------------------------------------
     Total Equity                                                                         1,816            60,316             3,749
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                               36,533           (60,242)            3,749
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                                        SJC/CNGE
                                                                                                                       Chalk Cliff
                                                                                       PSE - HS        PSE - CC         Investors,
                                                                                    Investment, L.P. Investment, L.P.      Ltd.
                                                                                         60301           60302            60303
                                                                                    -----------------------------------------------
Revenues                                                                            $        --       $        --       $        --
Costs                                                                                        --                --                --
                                                                                    -----------------------------------------------
     Operating margin                                                                        --                --                --
G&A                                                                                          --                --                --
Depreciation & Amortization                                                                  --                --                --
                                                                                    -----------------------------------------------
     Operating income                                                                        --                --                --
Equity Earnings                                                                             911               873                --
Interest Expense                                                                             --                --                --
Other Income                                                                                 --                --                --
Other Expense                                                                            (1,315)             (801)           (1,230)
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                     (405)               72            (1,230)
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $      (405)      $        72       $    (1,230)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                                        SJC/CNGE
                                                                                                                       Chalk Cliff
                                                                                       PSE - HS        PSE - CC         Investors,
                                                                                    Investment, L.P. Investment, L.P.      Ltd.
                                                                                         60301           60302            60303
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                        405               (72)            1,230

Net Income                                                                                 (405)               72            (1,230)

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $         0       $         0       $         0
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                                        SJC/CNGE
                                                                                                                       Chalk Cliff
                                                                                       PSE - HS        PSE - CC         Investors,
                                                                                    Investment, L.P. Investment, L.P.      Ltd.
                                                                                         60301           60302            60303
                                                                                    -----------------------------------------------
                                           Assets
Current Assets
Cash and Cash Equivalents                                                                    --                --                --
Accounts Receivable                                                                          --                --                --
Inventory                                                                                    --                --                --
Risk Management Assets                                                                       --                --                --
Prepaids & Other Assets                                                                      --                --                --
                                                                                    -----------------------------------------------
     Total Current Assets                                                                    --                --                --
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                                  --                --                --
Accumulated DD&A                                                                             --                --                --
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                       --                --                --
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                                 --                --            17,151
Investment-Unconsolidated Subs                                                            3,865             3,741                --
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                       --                --                --
                                                                                    -----------------------------------------------
     Net Other Assets                                                                     3,865             3,741            17,151
                                                                                    -----------------------------------------------
Total Assets                                                                              3,865             3,741            17,151
                                                                                    ===============================================

                                   Liabilities And Equity
Current Liabilities
Accounts Payable                                                                             --                --                11
Intercompany Due To/From                                                                     (0)               --                --
Other Accrued Liabilities                                                                    --                --                --
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                               (0)               --                11
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                               --                --                --
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                                 --                --                --
Other Long Term Liab. Detail                                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Liabilities                                                                       (0)               --                11
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                 --                --                --
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                      3,865             3,741            17,140
Retained Earnings                                                                             0                 0                 0
                                                                                    -----------------------------------------------
     Total Equity                                                                         3,865             3,741            17,140
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                                3,865             3,741            17,151
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                       SJC/CNGE      Dynegy Power        Dynegy
                                                                                     San Joaquin      Management       Engineering,
                                                                                    Investors, Ltd.  Services, L.P.        Inc.
                                                                                         60304           60307            60400
                                                                                    -----------------------------------------------
Revenues                                                                            $        --       $       808       $        --
Costs                                                                                        --               448                 2
                                                                                    -----------------------------------------------
     Operating margin                                                                        --               360                (2)
G&A                                                                                          --                --             2,276
Depreciation & Amortization                                                                  --                --                --
                                                                                    -----------------------------------------------
     Operating income                                                                        --               360            (2,278)
Equity Earnings                                                                              --                --                --
Interest Expense                                                                             --                --                --
Other Income                                                                                 --                --                --
Other Expense                                                                                 0                 0                --
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                        0               360            (2,278)
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $         0       $       360       $    (2,278)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                       SJC/CNGE      Dynegy Power        Dynegy
                                                                                     San Joaquin      Management       Engineering,
                                                                                    Investors, Ltd.  Services, L.P.        Inc.
                                                                                         60304           60307            60400
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                         (0)               --            43,500

Net Income                                                                                    0               360            (2,278)

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $         0       $       360       $    41,222
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                       SJC/CNGE      Dynegy Power        Dynegy
                                                                                     San Joaquin      Management       Engineering,
                                                                                    Investors, Ltd.  Services, L.P.        Inc.
                                                                                         60304           60307            60400
                                                                                    -----------------------------------------------
                                           Assets
Current Assets
Cash and Cash Equivalents                                                                    --                --                (2)
Accounts Receivable                                                                          --                12                --
Inventory                                                                                    --                --                --
Risk Management Assets                                                                       --                --                --
Prepaids & Other Assets                                                                      --                38                --
                                                                                    -----------------------------------------------
     Total Current Assets                                                                    --                50                (2)
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                                  --                --                --
Accumulated DD&A                                                                             --                --                --
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                       --                --                --
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                             35,057                --                --
Investment-Unconsolidated Subs                                                               --                --                --
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                       --                --                --
                                                                                    -----------------------------------------------
     Net Other Assets                                                                    35,057                --                --
                                                                                    -----------------------------------------------
Total Assets                                                                             35,057                50                (2)
                                                                                    ===============================================

                                   Liabilities And Equity
Current Liabilities
Accounts Payable                                                                             12                --               570
Intercompany Due To/From                                                                     --              (310)          (41,795)
Other Accrued Liabilities                                                                    --                --                --
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                               12              (310)          (41,225)
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                               --                --                --
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                                 --                --                --
Other Long Term Liab. Detail                                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Liabilities                                                                       12              (310)          (41,225)
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                 --                --                 1
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                     35,045                --                --
Retained Earnings                                                                             0               360            41,222
                                                                                    -----------------------------------------------
     Total Equity                                                                        35,045               360            41,223
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                               35,057                50                (2)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                      Dynegy        Dynegy Parts
                                                                                     Operating      and Technical       CoGen
                                                                                      Company       Services, Inc.   Lyondell, Inc.
                                                                                       60450            60451            60500
                                                                                    -----------------------------------------------
Revenues                                                                            $    50,626       $     1,897       $   113,270
Costs                                                                                    34,130             1,942           119,001
                                                                                    -----------------------------------------------
     Operating margin                                                                    16,496               (46)           (5,731)
G&A                                                                                       1,308                --                --
Depreciation & Amortization                                                                 572                84             1,433
                                                                                    -----------------------------------------------
     Operating income                                                                    14,616              (129)           (7,164)
Equity Earnings                                                                              --                --                --
Interest Expense                                                                             --                --            (6,889)
Other Income                                                                                  0                --             2,028
Other Expense                                                                                60                --            15,980
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                   14,676              (129)            3,954
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $    14,676       $      (129)      $     3,954
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                      Dynegy        Dynegy Parts
                                                                                     Operating      and Technical       CoGen
                                                                                      Company       Services, Inc.   Lyondell, Inc.
                                                                                       60450            60451            60500
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                     79,059             2,769           (19,954)

Net Income                                                                               14,676              (129)            3,954

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $    93,735       $     2,640       $   (16,000)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                      Dynegy        Dynegy Parts
                                                                                     Operating      and Technical       CoGen
                                                                                      Company       Services, Inc.   Lyondell, Inc.
                                                                                       60450            60451            60500
                                                                                    -----------------------------------------------
                                           Assets
Current Assets
Cash and Cash Equivalents                                                                  (417)              (31)              (18)
Accounts Receivable                                                                       2,927                43             6,533
Inventory                                                                                14,704             2,274                --
Risk Management Assets                                                                       --                --                --
Prepaids & Other Assets                                                                   8,638             3,148             2,814
                                                                                    -----------------------------------------------
     Total Current Assets                                                                25,852             5,435             9,329
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                               7,442               290            46,389
Accumulated DD&A                                                                         (3,484)             (207)           (8,736)
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                    3,959                83            37,653
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                                 --                --                --
Investment-Unconsolidated Subs                                                               --                --                --
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                    1,725                --             5,956
                                                                                    -----------------------------------------------
     Net Other Assets                                                                     1,725                --             5,956
                                                                                    -----------------------------------------------
Total Assets                                                                             31,536             5,518            52,938
                                                                                    ===============================================

                                   Liabilities And Equity
Current Liabilities
Accounts Payable                                                                            213                83               901
Intercompany Due To/From                                                                (81,548)            2,775           (61,710)
Other Accrued Liabilities                                                                12,520                18            16,071
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                          (68,815)            2,876           (44,738)
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                               --                --            98,129
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                                 --                --                --
Other Long Term Liab. Detail                                                              6,596                --             8,464
                                                                                    -----------------------------------------------
     Total Liabilities                                                                  (62,219)            2,876            61,855
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                 20                 1             7,083
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                         --                --                --
Retained Earnings                                                                        93,735             2,640           (16,000)
                                                                                    -----------------------------------------------
     Total Equity                                                                        93,755             2,641            (8,917)
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                               31,536             5,518            52,938
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                    Gasification        CoGen         Bear Mountain
                                                                                    Services, Inc.    Power, L.P.       Limited
                                                                                        60501           60502            60503
                                                                                    -----------------------------------------------
Revenues                                                                            $    40,072       $     9,422       $    20,894
Costs                                                                                    23,117             4,175            11,351
                                                                                    -----------------------------------------------
     Operating margin                                                                    16,955             5,247             9,543
G&A                                                                                       1,056                --               412
Depreciation & Amortization                                                                   6                --             1,670
                                                                                    -----------------------------------------------
     Operating income                                                                    15,893             5,247             7,461
Equity Earnings                                                                              --                --                --
Interest Expense                                                                             --            (1,031)           (3,580)
Other Income                                                                             20,634                --               133
Other Expense                                                                                --                (0)               (2)
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                   36,527             4,215             4,011
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $    36,527       $     4,215       $     4,011
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                    Gasification        CoGen         Bear Mountain
                                                                                    Services, Inc.    Power, L.P.       Limited
                                                                                        60501           60502            60503
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                     10,530            (9,436)           (4,011)

Net Income                                                                               36,527             4,215             4,011

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $    47,057       $    (5,221)      $        (0)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                    Gasification        CoGen         Bear Mountain
                                                                                    Services, Inc.    Power, L.P.       Limited
                                                                                        60501           60502            60503
                                                                                    -----------------------------------------------
                                           Assets
Current Assets
Cash and Cash Equivalents                                                                    --                --             2,100
Accounts Receivable                                                                         302               797             3,699
Inventory                                                                                    (0)               --                --
Risk Management Assets                                                                       --                --                --
Prepaids & Other Assets                                                                      (0)               29            (4,096)
                                                                                    -----------------------------------------------
     Total Current Assets                                                                   302               825             1,702
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                                  (0)               --            55,896
Accumulated DD&A                                                                              0                --            (7,728)
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                        0                --            48,168
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                                 --                --                --
Investment-Unconsolidated Subs                                                               --                --                --
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                        0                --                --
                                                                                    -----------------------------------------------
     Net Other Assets                                                                         0                --                --
                                                                                    -----------------------------------------------
Total Assets                                                                                302               825            49,871
                                                                                    ===============================================

                                   Liabilities And Equity
Current Liabilities
Accounts Payable                                                                             --                --                30
Intercompany Due To/From                                                                (57,241)          (15,870)               --
Other Accrued Liabilities                                                                   325               610               560
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                                 --               814             2,551
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                          (56,916)          (14,446)            3,140
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                               --            10,745            34,593
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                                 --                --                --
Other Long Term Liab. Detail                                                             10,161             3,275                --
                                                                                    -----------------------------------------------
     Total Liabilities                                                                  (46,755)             (425)           37,733
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                  0             9,436                --
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                         --            (2,964)           12,138
Retained Earnings                                                                        47,057            (5,221)               (0)
                                                                                    -----------------------------------------------
     Total Equity                                                                        47,057             1,251            12,138
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                                  302               825            49,871
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                    Chalk Cliff     San Joaquin         McKittrick
                                                                                      Limited          Limited           Limited
                                                                                       60504            60505             60508
                                                                                    -----------------------------------------------
Revenues                                                                            $    15,795       $    21,644       $     5,894
Costs                                                                                    10,723            14,734             3,531
                                                                                    -----------------------------------------------
     Operating margin                                                                     5,072             6,910             2,363
G&A                                                                                          15               338               135
Depreciation & Amortization                                                               1,554             1,267               419
                                                                                    -----------------------------------------------
     Operating income                                                                     3,503             5,305             1,809
Equity Earnings                                                                              --                --                --
Interest Expense                                                                         (1,454)           (1,846)             (502)
Other Income                                                                                 87               255                86
Other Expense                                                                            14,299               150            18,006
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                   16,434             3,865            19,399
Income Tax Provision                                                                         --                --                --
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $    16,434       $     3,865       $    19,399
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                    Chalk Cliff     San Joaquin         McKittrick
                                                                                      Limited          Limited           Limited
                                                                                       60504            60505             60508
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                    (16,434)           (3,865)          (19,399)

Net Income                                                                               16,434             3,865            19,399

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $         0       $        (0)      $         0
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                    Chalk Cliff     San Joaquin         McKittrick
                                                                                      Limited          Limited           Limited
                                                                                       60504            60505             60508
                                                                                    -----------------------------------------------
                                           Assets
Current Assets
Cash and Cash Equivalents                                                                 3,930             6,668             6,999
Accounts Receivable                                                                       6,769             1,856             4,129
Inventory                                                                                    --                --                --
Risk Management Assets                                                                       --                --                --
Prepaids & Other Assets                                                                  (6,007)           (1,007)           (3,974)
                                                                                    -----------------------------------------------
     Total Current Assets                                                                 4,692             7,517             7,154
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                              54,244            60,336            55,908
Accumulated DD&A                                                                        (15,743)          (28,577)          (13,676)
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                   38,502            31,759            42,232
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                                 --                --                --
Investment-Unconsolidated Subs                                                              246                --                --
Noncurrent Risk Mgmt Assets                                                                  --                --                --
Other Long Term Assets                                                                       65               244               182
                                                                                    -----------------------------------------------
     Net Other Assets                                                                       312               244               182
                                                                                    -----------------------------------------------
Total Assets                                                                             43,505            39,520            49,568
                                                                                    ===============================================

                                   Liabilities And Equity
Current Liabilities
Accounts Payable                                                                            437                46               265
Intercompany Due To/From                                                                     --                (0)               --
Other Accrued Liabilities                                                                   885               522               772
Risk Management Liabilities                                                                  --                --                --
Notes Payable and Current Portion Of LT Debt                                             23,126                --            28,906
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                           24,448               568            29,943
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                               --                --                --
Noncur Risk Mgmt Liabilities                                                                 --                --                --
Deferred Income Taxes-Noncur                                                                 --                --                --
Other Long Term Liab. Detail                                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Liabilities                                                                   24,448               568            29,943
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                 --                --                --
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                     19,057            38,952            19,625
Retained Earnings                                                                             0                (0)                0
                                                                                    -----------------------------------------------
     Total Equity                                                                        19,057            38,952            19,625
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                               43,505            39,520            49,568
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                                         Dynegy
                                                                                    DYNEGY INC.    DMT Holdings, Inc.  Canada Inc.
                                                                                       10001             10004            70001
                                                                                    -----------------------------------------------
Revenues                                                                            $        --       $        --       $ 1,520,262
Costs                                                                                     1,870                 4         1,508,777
                                                                                    -----------------------------------------------
     Operating margin                                                                    (1,870)               (4)           11,484
G&A                                                                                          --                --             8,455
Depreciation & Amortization                                                                 238                --             2,522
                                                                                    -----------------------------------------------
     Operating income                                                                    (2,108)               (4)              508
Equity Earnings                                                                              --                --                --
Interest Expense                                                                        (66,193)          (81,000)           (3,713)
Other Income                                                                             67,195            78,491             1,973
Other Expense                                                                             5,023            (1,055)           (2,957)
Minority In the Income of Sub                                                           (16,632)               --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                  (12,715)           (3,568)           (4,189)
Income Tax Provision                                                                     64,002                --            (2,419)
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $   (76,717)      $    (3,568)      $    (1,769)
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                                         Dynegy
                                                                                    DYNEGY INC.    DMT Holdings, Inc.  Canada Inc.
                                                                                       10001             10004            70001
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                    164,988             3,470             7,909

Net Income                                                                              (76,717)           (3,568)           (1,769)

Cash Dividends Declared                                                                 (24,028)
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $    64,243       $       (98)      $     6,139
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                                         Dynegy
                                                                                    DYNEGY INC.    DMT Holdings, Inc.  Canada Inc.
                                                                                       10001             10004            70001
                                                                                    -----------------------------------------------
                                           Assets
Current Assets
Cash and Cash Equivalents                                                                    88            21,248            19,535
Accounts Receivable                                                                      34,786               131           160,002
Inventory                                                                                    --                --             9,055
Risk Management Assets                                                                    2,568                --            45,080
Prepaids & Other Assets                                                                   6,903           (11,382)            8,259
                                                                                    -----------------------------------------------
     Total Current Assets                                                                44,346             9,997           241,931
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                               3,246                --            69,612
Accumulated DD&A                                                                         (2,825)               --            (3,723)
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                      421                --            65,889
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                            704,320               750            19,083
Investment-Unconsolidated Subs                                                               --                --             4,322
Noncurrent Risk Mgmt Assets                                                                 117                --            15,841
Other Long Term Assets                                                                  851,815           906,087            40,000
                                                                                    -----------------------------------------------
     Net Other Assets                                                                 1,556,252           906,837            79,246
                                                                                    -----------------------------------------------
Total Assets                                                                          1,601,019           916,834           387,066
                                                                                    ===============================================

                                   Liabilities And Equity
Current Liabilities
Accounts Payable                                                                         (2,403)               --           169,756
Intercompany Due To/From                                                               (690,948)           16,932            42,060
Other Accrued Liabilities                                                                31,495                --            (4,495)
Risk Management Liabilities                                                                   0                --            41,638
Notes Payable and Current Portion Of LT Debt                                            112,605                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                         (549,251)           16,932           248,960
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                        1,283,877           900,000            59,136
Noncur Risk Mgmt Liabilities                                                                 --                --            14,957
Deferred Income Taxes-Noncur                                                             72,200                --             4,068
Other Long Term Liab. Detail                                                              9,556                --              (320)
                                                                                    -----------------------------------------------
     Total Liabilities                                                                  816,382           916,932           326,802
                                                                                    -----------------------------------------------
Subordinated Capital                                                                    200,000                --                --
Equity
Preferred Stock                                                                          75,418                --                --
Common Stock                                                                              1,575                --                --
Treasury Stock                                                                          (17,585)               --                --
Addl Paid in Capital                                                                    460,985                --            54,125
Retained Earnings                                                                        64,243               (98)            6,139
                                                                                    -----------------------------------------------
     Total Equity                                                                       784,636               (98)           60,264
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                            1,601,019           916,834           387,066
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                    Dynegy Canada   Dynegy Europe      Dynegy UK
                                                                                      Core Ltd.        Limited          Limited
                                                                                        70004           50003             50004
                                                                                    -----------------------------------------------
Revenues                                                                            $     2,493       $        --       $   970,539
Costs                                                                                         0                --           925,395
                                                                                    -----------------------------------------------
     Operating margin                                                                     2,493                --            45,144
G&A                                                                                         323                 2             8,447
Depreciation & Amortization                                                                  40                --               235
                                                                                    -----------------------------------------------
     Operating income                                                                     2,130                (2)           36,462
Equity Earnings                                                                              --            25,014                --
Interest Expense                                                                             --               (21)             (725)
Other Income                                                                                 83               932               687
Other Expense                                                                                (0)             (282)               (0)
Minority In the Income of Sub                                                                --                --                --
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                    2,213            25,641            36,423
Income Tax Provision                                                                        (11)              311            10,521
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $     2,224       $    25,330       $    25,903
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                    Dynegy Canada   Dynegy Europe      Dynegy UK
                                                                                      Core Ltd.        Limited          Limited
                                                                                        70004           50003             50004
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                      2,007            78,675            (1,647)

Net Income                                                                                2,224            25,330            25,903

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $     4,232       $   104,005       $    24,256
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                    Dynegy Canada   Dynegy Europe      Dynegy UK
                                                                                      Core Ltd.        Limited          Limited
                                                                                        70004           50003             50004
                                                                                    -----------------------------------------------
                                           Assets
Current Assets
Cash and Cash Equivalents                                                                 3,131               109             3,956
Accounts Receivable                                                                         162                --            98,737
Inventory                                                                                    --                --            24,170
Risk Management Assets                                                                       --                --            14,815
Prepaids & Other Assets                                                                      --                --               748
                                                                                    -----------------------------------------------
     Total Current Assets                                                                 3,293               109           142,426
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                                 187                --             1,157
Accumulated DD&A                                                                           (177)               --              (467)
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                       11                --               689
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                                 --             4,026                --
Investment-Unconsolidated Subs                                                               --               324                --
Noncurrent Risk Mgmt Assets                                                                  --                --            20,937
Other Long Term Assets                                                                       --            25,016             4,983
                                                                                    -----------------------------------------------
     Net Other Assets                                                                        --            29,366            25,920
                                                                                    -----------------------------------------------
Total Assets                                                                              3,303            29,476           169,035
                                                                                    ===============================================

                                   Liabilities And Equity
Current Liabilities
Accounts Payable                                                                          1,262                --            96,814
Intercompany Due To/From                                                                (12,466)          (58,760)            3,104
Other Accrued Liabilities                                                                   146                --             6,092
Risk Management Liabilities                                                                  --                --               500
Notes Payable and Current Portion Of LT Debt                                                 --                --                --
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                          (11,058)          (58,760)          106,510
                                                                                    -----------------------------------------------
Long-Term Liabilities
Long Term Debt                                                                               --             7,804            23,114
Noncur Risk Mgmt Liabilities                                                                 --                --             2,497
Deferred Income Taxes-Noncur                                                                 --              (303)            8,040
Other Long Term Liab. Detail                                                                369              (312)              592
                                                                                    -----------------------------------------------
     Total Liabilities                                                                  (10,690)          (51,571)          140,753
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --                --
Equity
Preferred Stock                                                                              --                --                --
Common Stock                                                                                 --                --                 0
Treasury Stock                                                                               --                --                --
Addl Paid in Capital                                                                      9,761           (22,958)            4,026
Retained Earnings                                                                         4,232           104,005            24,256
                                                                                    -----------------------------------------------
     Total Equity                                                                        13,993            81,047            28,282
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                                3,303            29,476           169,035
                                                                                    ===============================================

DYNEGY INC.
Consolidating Income Statement
Year to Date Ending December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                                          Dynegy
                                                                                    Dynegy Norway     Eliminations     Consolidated
                                                                                        50011
                                                                                    -----------------------------------------------
Revenues                                                                            $     5,021       $(2,905,420)      $15,429,976
Costs                                                                                       513        (2,903,935)       14,886,101
                                                                                    -----------------------------------------------
     Operating margin                                                                     4,509            (1,485)          543,875
G&A                                                                                         221              (762)          200,716
Depreciation & Amortization                                                                  --              (188)          129,458
                                                                                    -----------------------------------------------
     Operating income                                                                     4,287              (535)          213,701
Equity Earnings                                                                              --            (4,309)           79,854
Interest Expense                                                                           (206)          162,658           (78,164)
Other Income                                                                                107          (162,658)           73,288
Other Expense                                                                                --                --           (45,520)
Minority In the Income of Sub                                                                --                --           (16,632)
                                                                                    -----------------------------------------------
     Income (loss) before income taxes                                                    4,189            (4,844)          226,528
Income Tax Provision                                                                      1,257                --            74,677
                                                                                    -----------------------------------------------
     Net Income (loss)                                                              $     2,932       $    (4,844)      $   151,851
                                                                                    ===============================================

DYNEGY INC.
Consolidating Statements of Retained Earnings
For the Year Ended December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                                          Dynegy
                                                                                    Dynegy Norway     Eliminations     Consolidated
                                                                                        50011
                                                                                    -----------------------------------------------
Retained Earnings, Beginning of Year                                                         (0)         (260,603)          125,223

Net Income                                                                                2,932            (4,844)          151,851

Cash Dividends Declared
                                                                                    -----------------------------------------------

Retained Earnings, End of Year                                                      $     2,932       $  (265,447)      $   277,074
                                                                                    ===============================================

DYNEGY INC.
Consolidating Balance Sheet
As of December 31, 1999
($000)


                                                                                    -----------------------------------------------
                                                                                                                          Dynegy
                                                                                    Dynegy Norway     Eliminations     Consolidated
                                                                                        50011
                                                                                    -----------------------------------------------
                                           Assets
Current Assets
Cash and Cash Equivalents                                                                    --                --            45,230
Accounts Receivable                                                                       5,016           (34,540)        2,041,416
Inventory                                                                                    --                --           271,884
Risk Management Assets                                                                    2,981                --           379,834
Prepaids & Other Assets                                                                       4              (814)           66,717
                                                                                    -----------------------------------------------
     Total Current Assets                                                                 8,001           (35,354)        2,805,081
                                                                                    -----------------------------------------------
Property, Plant and Equipment
Property, Plant & Equipment                                                                  (0)               --         2,575,100
Accumulated DD&A                                                                             --                --          (557,219)
                                                                                    -----------------------------------------------
     Net Property, Plant and Equipment                                                       (0)               --         2,017,881
                                                                                    -----------------------------------------------
Other Assets
Investment-Consolidated Subs                                                                 --        (1,539,133)                0
Investment-Unconsolidated Subs                                                               --                --           627,335
Noncurrent Risk Mgmt Assets                                                                 836                --           452,912
Other Long Term Assets                                                                       --        (2,050,497)          621,963
                                                                                    -----------------------------------------------
     Net Other Assets                                                                       836        (3,589,630)        1,702,210
                                                                                    -----------------------------------------------
Total Assets                                                                              8,836        (3,624,984)        6,525,171
                                                                                    ===============================================

                                   Liabilities And Equity
Current Liabilities
Accounts Payable                                                                             --              (315)        1,829,056
Intercompany Due To/From                                                                     --             7,609              (357)
Other Accrued Liabilities                                                                 1,232           (42,022)          184,013
Risk Management Liabilities                                                                  --               723           334,080
Notes Payable and Current Portion Of LT Debt                                                 --            (1,628)          191,731
                                                                                    -----------------------------------------------
     Total Current Liabilities                                                            1,232           (35,633)        2,538,523
                                                                                    -----------------------------------------------
Long-Term Liabilities                                                                        --
Long Term Debt                                                                            4,672        (2,046,371)        1,333,926
Noncur Risk Mgmt Liabilities                                                                 --                --           321,252
Deferred Income Taxes-Noncur                                                                 --            (3,923)          335,190
Other Long Term Liab. Detail                                                                  1                54           486,798
                                                                                    -----------------------------------------------
     Total Liabilities                                                                    5,904        (2,085,873)        5,015,689
                                                                                    -----------------------------------------------
Subordinated Capital                                                                         --                --           200,000
Equity                                                                                       --
Preferred Stock                                                                              --                --            75,418
Common Stock                                                                                 --          (321,342)            1,575
Treasury Stock                                                                               --                --           (17,585)
Addl Paid in Capital                                                                         --          (952,322)          973,000
Retained Earnings                                                                         2,932          (265,447)          277,074
                                                                                    -----------------------------------------------
     Total Equity                                                                         2,932        (1,539,111)        1,509,482
                                                                                    -----------------------------------------------
Total Liabilities & Equity                                                                8,836        (3,624,984)        6,525,171
                                                                                    ===============================================

Condensed Balance Sheets ($ in Thousands) at December 31, 1999

                                                       North      Illinova                            Illinova      Illinova
                                          Illinova     American   Resource   Plantas   Illinois       Power         Business
                                          Generating   Energy    Recovery,  Eolicas,  Power          Marketing,    Enterprises
                                          Company      Services   Inc.       S.R.L.    Company        Inc.          Inc.
                                          ----------   --------   --------   -------   -----------    ----------    -----------
ASSETS
Plant and Equipment
Utility plant in service                  $       -    $     -    $    -     $     -   $ 2,627,394    $1,272,051    $      -
Plant held for future use                         0          0         0           0         2,050         1,124           0
Construction work in progress                     0          0         0           0       101,496       190,190           0
Accumulated depreciation                          0          0         0           0   (1,138,689)     (656,308)           0
Other electric plant adjustment - net             0          0         0           0       147,000     2,017,593           0
                                          ----------------------------------------------------------------------------------------
                                                  0          0         0           0     1,739,251     2,824,650           0
Gas in underground storage - noncurrent           0          0         0           0        25,230             0           0
                                          ----------------------------------------------------------------------------------------
                                                  0          0         0           0     1,764,480     2,824,650           0
                                          ----------------------------------------------------------------------------------------
Investments and Other Assets                226,599      6,540     3,278      19,172        13,077           323           0
                                          ----------------------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                       750      4,226       713       1,228        23,535            29           0
Accounts receivable - service                     0          0         0           0        91,717         6,421           0
Accounts receivable - other                   1,591     10,203       701         274        93,647        26,046           0
Accounts receivable from affiliate                0          0         0           0         6,380             0           0
Accrued unbilled revenue                          0          0         0           0        83,420             0           0
Materials and supplies, at average cost
Fossil fuel                                       0          0         0           0           100        38,798           0
Gas in underground storage                        0          0         0           0        24,083             0           0
Operating materials                               0          0         0           0        16,727        17,396           0
Assets from commodity price                       0          0         0           0             0         1,648           0
  risk managment activities
Prepaid and refundable incomes taxes,           573          4        24         463       101,738         4,107           0
  prepayments and other
                                          ----------------------------------------------------------------------------------------
                                              2,914     14,433     1,438       1,965       441,346        94,445           0
                                          ----------------------------------------------------------------------------------------
Deferred Charges
Stranded cost                                     0          0         0           0       320,298             0           0
Note receivable from affiliate                    0          0         0           0     2,597,642             0           0
Other deferred charges                            0          0         0           0       160,992         9,737           0
                                          ----------------------------------------------------------------------------------------
                                                  0          0         0           0     3,078,931         9,737           0
                                          ----------------------------------------------------------------------------------------
                                          $ 229,513    $20,973    $4,716     $21,137   $ 5,297,835    $2,929,154    $      -
                                          ========================================================================================
CAPITAL AND LIABILITIES
Capitalization
Common stock                              $ 215,997    $11,440     1,234     $19,914   $ 1,274,057    $2,461,567    $    192
Deferred compensation - ESOP                      0          0         0           0             0             0           0
Retained Earnings                             3,516        211     1,736       1,198        54,734         1,286       (192)
Accumulated other comprehensive                   0          0         0       (229)             0             0           0
    income (loss)
Capital stock expense                             0          0         0           0       (7,212)             0           0
Treasury stock                                    0          0         0           0     (286,368)             0           0
                                          ----------------------------------------------------------------------------------------
Total common stock equity                   219,513     11,651     2,970      20,883     1,035,210     2,462,853           0
                                          ----------------------------------------------------------------------------------------
Preferred stock                                   0          0         0           0       239,168             0           0
Long-term debt                                    0          0         0           0     1,906,409             0           0
                                          ----------------------------------------------------------------------------------------
  Total capitalization                    $ 219,513    $11,651    $2,970     $20,883   $ 3,180,787    $2,462,853    $      0
                                          ----------------------------------------------------------------------------------------
Current Liabilities
Accounts payable                              5,944      9,780       264         254        91,660        72,534           0
Notes payable                                     0          0         0           0       327,274       313,883           0
Long-term debt maturing within one year           0          0         0           0       236,400             0           0
Dividends declared                                0          0         0           0           569             0           0
Taxes accrued                                     0          0         0           0        26,845         4,778           0
Accrued interest                                  0          0         0           0        17,668         1,739           0
Liabilities from commodity price risk             0          0         0           0             0         1,342           0
     management activities
Other                                             0          0         0           0        65,768         8,442           0
                                          ----------------------------------------------------------------------------------------
                                          $   5,944    $ 9,780    $  264     $   254   $   766,185    $  402,718    $      0
                                          ----------------------------------------------------------------------------------------
Deferred Credits
Accumulated deferred income taxes             4,056      (459)     1,482           0     1,075,196         1,284           0
Accumulated deferred investment                   0          0         0           0        24,691        13,409           0
     tax credits
Other                                             0          0         0           0       250,976        48,891           0
                                          ----------------------------------------------------------------------------------------
                                              4,056      (459)     1,482           0     1,350,863        63,584           0
                                          ----------------------------------------------------------------------------------------
                                          $ 229,513    $20,972    $4,716     $21,137   $ 5,297,835    $2,929,154    $      -
                                          ========================================================================================


Condensed Balance Sheets ($ in Thousands)
at December 31, 1999                                             Illinova
                                       Illinova     Illinova     Energy                       Illinova
                                       Holding      Insurance    Partners,                    Corporation
                                       Company      Company      Inc.         Eliminations    Consolidated
                                      ----------    ---------    ---------    ------------    ------------
ASSETS
Plant and Equipment
Utility plant in service              $        -    $     -      $       -    $          -    $  3,899,444
Plant held for future use                      0          0              0                0          3,174
Construction work in progress                  0          0              0                0        291,686
Accumulated depreciation                    (30)          0              0                0    (1,795,027)
Other electric plant adjustment - net          0          0              0                0      2,164,593
                                     ---------------------------------------------------------------------
                                            (30)          0              0                0      4,563,870
Gas in underground storage -
  noncurrent                                   0          0              0                0         25,230
                                     ---------------------------------------------------------------------
                                            (30)          0              0                0      4,589,100
                                     ---------------------------------------------------------------------
Investments and Other Assets           3,719,727      3,331         18,932      (3,719,691)        291,287
                                     ---------------------------------------------------------------------
Current Assets
Cash and cash equivalents                  9,188      7,186          2,805                0         49,659
Accounts receivable - service                  0          0              0                0         98,139
Accounts receivable - other                    0     23,644         43,031         (89,596)        109,540
Accounts receivable from affiliate             0          0              0          (6,380)              -
Accrued unbilled revenue                       0          0              0                0         83,420
Materials and supplies, at average cost
  Fossil fuel                                  0          0              0                0         38,898
  Gas in underground storage                   0          0              0                0         24,083
  Operating materials                          0          0          2,303                0         36,425
  Assets from commodity price                  0          0          5,909                0          7,556
  risk management activities
Prepaid and refundable incomes taxes,     42,871        652             78         (38,695)        111,815
prepayments and other
                                     ---------------------------------------------------------------------
                                          52,059     31,481         54,125        (134,671)        559,536
                                     ---------------------------------------------------------------------
Deferred Charges
 Stranded cost                                 0          0              0                0        320,298
 Note receivable from affliate                16          0              0      (2,597,642)             16
 Other deferred charges                    1,847          0            927            (668)        172,834
                                     ---------------------------------------------------------------------
                                           1,863          0            927      (2,598,310)        493,148
                                     ---------------------------------------------------------------------
                                     $ 3,773,619    $34,813         73,984      (6,452,672)      5,933,072
                                     =====================================================================
CAPITAL AND LIABILITIES
Capitalization
Common stock                         $ 1,211,923      1,477              1      (3,985,878)      1,211,924
Deferred compensation - ESOP               (668)          0              0                0          (668)
Retained Earnings                       (44,556)       (56)       (42,253)         (20,180)       (44,556)
Accumulated other comprehensive                0        (3)              0                0          (232)
   income (loss)
Capital stock expense                          0          0              0                0        (7,212)
Treasury stock                         (137,276)          0              0          286,368      (137,276)
                                     ---------------------------------------------------------------------
 Total common stock equity             1,029,423      1,418       (42,252)      (3,719,691)      1,021,979
                                     ---------------------------------------------------------------------
Preferred stock                                0          0              0                0        239,168
Long-term debt                           154,498          0              0                0      2,060,907
                                     ---------------------------------------------------------------------
  Total capitalization                $1,183,921    $ 1,418       (42,252)      (3,719,691)      3,322,054
                                     ---------------------------------------------------------------------
Current Liabilities
Accounts payable                             700      2,002         34,039         (38,548)        178,630
Notes payable                                  0          0              0                0        641,157
Long-term debt maturing within one year        0          0              0                0        236,400
Dividends declared                        21,825          0              0                0         22,394
Taxes accrued                                  0        659            146                0         32,427
Accrued interest                           4,276          0              0                0         23,683
Liabilities from commodity price risk          0          0          4,474                0          5,816
    management activities
Other                                  2,562,138     30,734         95,173      (2,655,070)        107,185
                                     ---------------------------------------------------------------------
                                      $2,588,938    $33,395        133,832      (2,693,618)      1,247,693
                                     ---------------------------------------------------------------------
Deferred Credits
 Accumulated deferred income taxes             0          0       (17,596)         (38,695)      1,025,267
 Accumulated deferred investment               0          0              0                0         38,100
   tax credits
Other                                         91          0              0                0        299,957
                                     ---------------------------------------------------------------------
                                              91          0       (17,596)         (38,695)      1,363,324
                                     ---------------------------------------------------------------------
                                      $3,773,619    $34,813         73,984      (6,452,672)      5,933,071
                                     =====================================================================


Condensed Statements of Income ($ in Thousands)
Year Ended December 31, 1999

                                           North       Illinova                              Illinova        Illinova
                              Illinova     American    Resource     Plantas    Illinois      Power           Business       Illinova
                              Generating   Energy      Recovery,    Eolicas,   Power         Marketing,      Enterprises,   Holding
                              Company      Services    Inc.         S.R.L.     Company       Inc.            Inc.           Company
                              ----------   --------    ---------    --------   ----------    ----------      -----------    --------

Operating Revenues
Electric                      $       -    $      -    $       -    $      -   $1,178,583    $      9        $        -    $       -
Electric interchange                  0           0            0           0      420,245     131,516                  0           0
Gas                                   0           0            0           0      304,369           0                  0           0
Diversified enterprises               0      77,617        4,774       4,400            0           0                  0           0
                              ------------------------------------------------------------------------------------------------------
   Total                              0      77,617        4,774       4,400    1,903,197     131,525                  0           0
                              ------------------------------------------------------------------------------------------------------
Operating Expenses
Fuel for electric plants              0           0            0           0      191,244      55,655                  0           0
Power puchased                        0           0            0           0      421,101      12,870                  0           0
Gas purchased for resale              0           0            0           0      165,131           0                  0           0
Diversified enterprises          16,351      76,332        1,880       3,201            0           0                  0      17,475
Other operating expenses              0           0            0           0      466,765      20,490                  0           0
Retirement and severence
    expense                                                                            96           0                  0           0
Maintenance                           0           0            0           0      107,784      12,588                  0           0
Depreciation                          0           0            0           0      151,786      24,790                  0           0
Amortization of regulatory
    asset                             0           0            0           0       26,435           0                  0           0
General taxes                         0           0            0           0      100,833       1,746                  0           0
                              ------------------------------------------------------------------------------------------------------
   Total                         16,351      76,332        1,880       3,201    1,631,175     128,138                  0      17,475
                              ------------------------------------------------------------------------------------------------------
Operating income (loss)        (16,351)       1,285        2,894       1,199      272,022       3,388                  0    (17,475)
                              ------------------------------------------------------------------------------------------------------
Other Income
Miscellaneous - net               7,973           0            0           0        4,239       1,271                  0       2,474
Equity earnings in affiliates     9,973           0            0           0       52,421           0                  0      96,508
                              ------------------------------------------------------------------------------------------------------
   Total                         17,946           0            0           0       56,660       1,271                  0      98,982
                              ------------------------------------------------------------------------------------------------------
Income (loss) before interest     1,595       1,285        2,894       1,199      328,682       4,659                  0      81,507
    charges and income taxes
                              ------------------------------------------------------------------------------------------------------
Interest Charges
Interest expense                      0           0            0           0      148,451       2,363                  0      65,038
Allowance for borrowed funds
    used during construction          0           0            0           0      (4,233)           0                  0           0

Preferred dividend require-
    ments of subsidiary               0           0            0           0       19,181           0                  0           0
                              ------------------------------------------------------------------------------------------------------
   Total                              0           0            0           0      163,399       2,363                  0      65,038
                              ------------------------------------------------------------------------------------------------------
Income (loss) before taxes        1,595       1,285        2,894       1,199      165,283       2,295                  0      16,469
Income Taxes                  ------------------------------------------------------------------------------------------------------
                                      0           0            0           0
Other                           (1,922)       1,074        1,158           0       71,375       1,010                  0    (26,461)
                              ------------------------------------------------------------------------------------------------------
   Total                        (1,922)       1,074        1,158           0       71,375       1,010                  0    (26,461)
                              ------------------------------------------------------------------------------------------------------
Net income (loss)                 3,517         211        1,736       1,199       93,908       1,286                  0      42,929
Carrying amount over consid-
     eration paid for
     redeemed preferred
     stock of subsidiary              0           0            0           0        1,657           0                  0           0
                              ------------------------------------------------------------------------------------------------------
Net income (loss)applicable   $   3,517    $    211    $   1,736    $  1,199   $   95,566    $  1,286                  -      42,929
     to common stock
                              ======================================================================================================



Condensed Statements of Income ($ in Thousands)
Year Ended December 31, 1999


                                            Illinova
                              Illinova      Energy                        Illinova
                              Insurance     Partners,                      Corporation
                              Company       Inc.          Eliminations     Consolidated
                              ---------     ---------     ------------     ------------

Operating Revenues
Electric                      $   -       $       -     $    (3,802)       $  1,174,789
Electric interchange               0               0       (105,823)            445,938
Gas                                0               0           (667)            303,703
Diversified enterprises        7,448         408,321         (2,200)            500,360
                              ---------------------------------------------------------
   Total                       7,448         408,321       (112,492)          2,424,791
                              ---------------------------------------------------------
Operating Expenses
Fuel for electric plants           0               0              27            246,926
Power purchased                     0               0       (105,823)            328,148
Gas purchased for resale           0               0           (549)            164,583
Diversified enterprises        8,077         423,578               0            546,894
Other operating expenses           0               0         (3,947)            483,308
Retirement and severence
    expense                        0               0               0                 96
Maintenance                        0               0               0            120,371
Depreciation                       0               0               0            176,576
Amortization of regulatory
    asset                          0               0               0             26,435
General taxes                      0               0               0            102,579

                              ---------------------------------------------------------
   Total                       8,077         423,578       (110,292)          2,195,915
                              ---------------------------------------------------------
Operating income (loss)        (629)        (15,258)         (2,200)            228,876
                              ---------------------------------------------------------
Other Income
Miscellaneous - net              521               0           2,200             18,677
Equity earnings in affiliates      0           2,921       (148,929)             12,894
                              ---------------------------------------------------------
   Total                         521           2,921       (146,729)             31,571
                              ---------------------------------------------------------
Income (loss) before interest  (108)        (12,336)       (148,929)            260,447
    charges and income taxes
                              ---------------------------------------------------------
Interest Charges
Interest expense                   0               0        (52,421)            163,432
Allowance for borrowed funds
    used during construction       0               0               0            (4,233)

Preferred dividend require-
    ments of subsidiary            0               0               0             19,181
                              ---------------------------------------------------------
   Total                           0               0        (52,421)            178,380
                              ---------------------------------------------------------
Income (loss) before income    (108)        (12,336)        (96,508)             82,067
    taxes
                              ---------------------------------------------------------
Income Taxes                                                                          -
Other                           (42)         (4,735)             (0)             41,456
                              ---------------------------------------------------------
   Total                        (42)         (4,735)             (0)             41,456
                              ---------------------------------------------------------
Net income (loss)               (66)         (7,601)        (96,508)             40,611
Carrying amount over consid-
     eration paid for
     redeemed preferred
     stock of subsidiary           0               0               0              1,657
                              ---------------------------------------------------------
Net income (loss) applicable  $ (66)        $(7,601)      $ (96,508)             42,269
     to common stock
                              =========================================================